Exhibit T3E-2
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
In re	:	Chapter 11
:
SATÉLITES MEXICANOS,	:	Case No. 06-11868 (RDD)
S.A. de C.V.,	:
:
Debtor.	:
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FIRST AMENDED CHAPTER 11 PLAN OF REORGANIZATION OF
SATÉLITES MEXICANOS, S.A. de C.V.
September 8, 2006
MILBANK, TWEED, HADLEY & McCLOY llp
Luc A. Despins, Esq.
Matthew S. Barr, Esq.
Jessica L. Fink, Esq.
1 Chase Manhattan Plaza
New York, New York 10005
(212) 530-5000
Attorneys for Satélites Mexicanos, S.A. de C.V.,
Debtor and Debtor in Possession

ii

iii

          Satélites Mexicanos, S.A. de C.V., as debtor and debtor in possession in the above captioned chapter 11 case, proposes this chapter 11 plan of reorganization (defined herein as the “Plan”) pursuant to section 1121(a) of the Bankruptcy Code.
ARTICLE ONE
DEFINITIONS
          The following terms, when used in the Plan or any subsequent amendments or modifications thereof, shall have the meanings defined below:
          1.1. “Ad Hoc Existing Bondholders’ Committee” means the informal committee of certain holders of Existing Bonds that was formed prior to the Petition Date.
          1.2. “Ad Hoc Committees” means, collectively, the Ad Hoc Existing Bondholders’ Committee and the Ad Hoc Senior Secured Noteholders’ Committee. Any action or consent by the Ad Hoc Committees means an action or consent by a majority (in principal dollar amount as of the date of such consent or proposed action) of each of the Ad Hoc Existing Bondholders’ Committee and Ad Hoc Senior Secured Noteholders’ Committee.
          1.3. “Ad Hoc Senior Secured Noteholders’ Committee” means the informal committee of certain holders of Senior Secured Notes that was formed prior to the Petition Date.
          1.4. “Administrative Expenses” means any right to payment constituting a cost or expense of administration of the Chapter 11 Case of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) or section 507(b) of the Bankruptcy Code, including, but not limited to, the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Estate and operating the business of the Debtor, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Case, Professional Fee Claims and all fees and charges assessed against the Estate under chapter 123 of title 28, United States Code, and all Allowed Claims that are entitled to be treated as Administrative Expenses pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2) of the Bankruptcy Code.
          1.5. “Affiliate” means “affiliate” as set forth in section 101(2) of the Bankruptcy Code.
          1.6. “Allowed” means, with reference to any Administrative Expense, Claim or Interest, any Administrative Expense, Claim or Interest, or any portion thereof, (i) as to which no objection to allowance or request for estimation has been interposed on or before any date provided for herein or the expiration of such other applicable period of limitation as may be fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, (ii) as to which any objection to its allowance has been settled, waived through payment, or withdrawn, or has been denied by a Final Order, (iii) that has been allowed by a Final Order, (iv) as to which the liability of the Debtor, and the amount thereof, are determined by Final Order of a court of competent jurisdiction other than the Bankruptcy Court, (v) that is expressly allowed in the Plan or (vi) as set forth on the Debtor’s books and records; provided that, as to any Claim or Interest that is expressly allowed in the Plan (including, without limitation, the Class 2 (Senior Secured Note Claims) and Class 4 (Existing Bond Claims)), the provisions of the Plan shall govern over the

Debtor’s books and records; provided, further, that all Administrative Expenses, Claims or Interests (other than those expressly allowed in the Plan) for which no proof of claim bar date has been established shall be treated for all purposes as if the Chapter 11 Case had not been commenced and, subject to the provisions of Article 11 hereof, the determination of whether any such Administrative Expense, Claim or Interest shall be allowed and/or the amount thereof determined, resolved or adjudicated, as the case may be, in the procedural manner in which such Administrative Expense, Claim or Interest would have been determined, resolved or adjudicated if the Chapter 11 Case had not been commenced.
          1.7. “Assumption Order” means the Final Order, in form and substance reasonably satisfactory to counsel for Loral and counsel for the Ad Hoc Committees, assuming the Loral Settlement Agreements in the Chapter 11 Case.
          1.8. “Bankruptcy Code” means title 11, United States Code, as amended from time to time, as applicable to the Chapter 11 Case.
          1.9. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.
          1.10. “Bankruptcy Rules” means, collectively, (i) the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075, title 28, United States Code, as applicable to the Chapter 11 Case, and the related Official Bankruptcy Forms, (ii) the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Case, and (iii) the Local Rules of the Bankruptcy Court, each as now in effect or hereafter amended (to the extent any such amendments apply to this Chapter 11 Case).
          1.11. “Benefit Plans” means all employee benefit plans, policies, and programs, if any, for which the Debtor has any liability by contract or law or which are maintained by the Debtor for employees of the Debtor or its Affiliates, including, without limitation, all savings plans, health plans, disability plans, life insurance plans, deferred compensation plans, retirement plans, severance plans, executive incentive plans, stock purchase plans, stock option plans and all other similar plans or programs, including, without limitation, social security and retirement plans that are required under Mexican law, whether or not managed directly by the Debtor or at the Debtor’s request.
          1.12. “Bondholder Registration Rights Agreement” means the registration rights agreement that shall be executed on the Effective Date for the benefit of certain recipients of the Second Priority Senior Secured Notes and, to the extent of piggyback rights, the First Priority Senior Secured Notes, substantially in the form set forth in the Plan Supplement.
          1.13. “Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banking institutions in New York, New York are required or authorized to close by law or executive order.
          1.14. “Cash” means legal tender of the United States of America, unless otherwise noted and unless the agreement or course of business or conduct between the Debtor and a particular holder otherwise requires payment in a different currency.

          1.15. “Chapter 11 Case” means the case commenced by the Debtor in the Bankruptcy Court under chapter 11 of the Bankruptcy Code on the Petition Date, styled In re Satélites Mexicanos, S.A. de C.V., Chapter 11 Case No. 06-11868 (RDD).
          1.16. “Claim” means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against the Debtor or property of the Debtor, whether or not asserted.
          1.17. “Class” means a category of holders of Claims or Interests as described in Article 4 herein.
          1.18. “Clearing Agency” means the DTC and/or Euroclear and/or Clearstream Banking société anonyme.
          1.19. “COFECO” means the Mexican Comisión Federal de Competencia (Federal Competition Commission).
          1.20. “Collateral” means all right, title and interest of the Debtor and each of its subsidiaries and any other Person that has or may from time to time guarantee any of the First Priority Senior Secured Notes or the Second Priority Senior Secured Notes in any assets or Property, including but not limited to all assets and Property of whatever nature, whether real, personal or mixed, tangible or intangible, now owned or existing or hereafter acquired or arising, and all products and proceeds of the foregoing.
          1.21. “Collateral Documents” means the First Priority Collateral Trust Agreement, the Second Priority Collateral Trust Agreement, the First Priority Mortgage and the Second Priority Mortgage and any other document or instrument executed and delivered by the Debtor or its subsidiaries or any other Person that may guarantee any of the First Priority Senior Secured Notes or the Second Priority Senior Secured Notes, granting or purporting to grant a Lien or other interest on any of their respective right, title, or interest in or to any Collateral to secure payment of the New Notes.
          1.22. “Committee” means the official statutory committee or committees, if any, appointed in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code, as such committee or committees may be reconstituted from time to time.
          1.23. “Concession” means any and all of the concessions granted by Mexico to the Debtor or any of its subsidiaries, as the same may be amended, supplemented, reinstated, renewed, or replaced from time to time, including, without limitation, all orbital concessions and all property concessions and all amendments, supplements, reinstatements, renewals, and replacements thereof.
          1.24. “Concurso Plan” means the Concurso Agreement (Convenio Concursal), dated as of May 29, 2006, and approved on July 14, 2006 by the Mexican Bankruptcy Court in the Debtor’s Concurso Proceeding, pursuant to an order (sentencia de aprobacion del Convenio Concursal) that became final and non-appealable on August 1, 2006.
          1.25. “Concurso Proceeding” means the Debtor’s former Mexican reorganization, known as a concurso mercantil that was pending before the Mexican Bankruptcy

Court under file number 129/2005, which terminated on July 14, 2006, and became final and nonappealable on July 31, 2006.
          1.26. “Confirmation” means the Bankruptcy Court’s confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.
          1.27. “Confirmation Date” means the date on which the Confirmation Order is entered by the clerk of the Bankruptcy Court on the docket for the Chapter 11 Case.
          1.28. “Confirmation Hearing” means the hearing held pursuant to the Bankruptcy Code and the Bankruptcy Rules, including any adjournments or continuances thereof, at which the Bankruptcy Court considers Confirmation of the Plan in accordance with section 1129 of the Bankruptcy Code.
          1.29. “Confirmation Order” means the Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which Order shall be in form and substance reasonably satisfactory to the Debtor and counsel to the Ad Hoc Committees.
          1.30. “Corporate Documents” means, as applicable, the New By-Laws and any other applicable organizational documents of the Reorganized Debtor, in all cases as may be amended from time to time.
          1.31. “Debt” means “debt,” as defined in section 101(12) of the Bankruptcy Code.
          1.32. “Debtor” means Satélites Mexicanos, S.A. de C.V., a Mexican variable capital stock company, including in its capacity as Debtor in Possession.
          1.33. “Debtor In Possession” means the Debtor when acting in the capacity of trustee and/or as debtor in possession in the Chapter 11 Case pursuant to sections 1101(a), 1107(a) and 1108 of the Bankruptcy Code.
          1.34. “Disallowed” means, with respect to any Claim, Administrative Expense or Interest against or in the Debtor, any Claim, Administrative Expense or Interest or any portion thereof that has been disallowed by a Final Order, or which has been withdrawn, in whole or in part, by the holder thereof.
          1.35. “Disbursing Agent” means the Reorganized Debtor and/or one or more parties designated by the Debtor or the Reorganized Debtor (as applicable), in its sole discretion, or as ordered by the Bankruptcy Court, to serve as a disbursing agent under the Plan and make all distributions pursuant to the Plan.
          1.36. “Disclosure Statement” means the written disclosure statement that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and the Bankruptcy Rules, as such disclosure statement may be amended, modified or supplemented (including all appendices, exhibits and schedules thereto).

          1.37. “Disclosure Statement Order” means the Order of the Bankruptcy Court approving the Disclosure Statement in accordance with section 1125 of the Bankruptcy Code.
          1.38. “Disputed” means, with reference to any Administrative Expense, Claim or Interest, any such Administrative Expense, Claim or Interest (a) to the extent neither Allowed nor Disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503, or 1111 of the Bankruptcy Code or (b) for which a proof of claim or interest or (in the case of an Administrative Expense) a motion for payment has been timely filed with the Bankruptcy Court, to the extent the Debtor or any other party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order.
          1.39. “DTC” means the Depository Trust Company.
          1.40. “Effective Date” means the earlier to occur of (a) the first Business Day on which (i) all conditions to the effectiveness of the Plan as set forth in Article 12 hereof have been satisfied or, if capable of being waived, duly and expressly waived as provided in Article 12 hereof and (ii) the effectiveness of the Confirmation Order shall not be stayed and (b) such other date following the Confirmation Date that the Debtor, with the consent of counsel for the Ad Hoc Committees, designates; provided that if the proposed Effective Date is more than five (5) months after the Confirmation Date, counsel for Loral must consent to such date.
          1.41. “Effective Date Legal Opinions” means the legal opinion of the Debtor’s U.S. counsel that the Confirmation Order has been entered on the Bankruptcy Court’s docket and no notice of appeal or motion for reconsideration has been Filed on the Bankruptcy Court’s docket, and the legal opinions of the Debtor’s Mexican counsel listed on Schedule 1 hereto.
          1.42. “Enlaces” means Enlaces Integra, S. de R.L. de C.V.
          1.43. “Enlaces Documents” means (i) those documents that effectuate the capitalization of the claims due from Enlaces to the Debtor in return for seventy-five percent (75%) of the fully diluted equity of Enlaces, (ii) those documents that amend the by-laws for Enlaces, and (iii) those agreements between Enlaces and Globalstar de Mexico S. de R.L. de C.V. or its designee, all of which shall be substantially in the form set forth in the Plan Supplement.
          1.44. “Enlaces Government Approvals” means approval by the SCT of the new by-laws and new stock of Enlaces.
          1.45. “Equity Trust” means the trust to be established pursuant to the Equity Trust Agreement in which the New Common Stock, or a portion thereof, shall be held by the Equity Trust Trustee.
          1.46. “Equity Trust Agreement” means the trust agreement governing the Equity Trust, to be executed on the Effective Date, which agreement shall be substantially in the form included in the Plan Supplement.

          1.47. “Equity Trust Registration Rights Agreement” means the registration rights agreement that shall be executed on the Effective Date by the Equity Trust Trustee for the benefit of certain recipients of the Trust Interests, substantially in the form set forth in the Plan Supplement.
          1.48. “Equity Trust Trustee” means a Mexican bank designated by the Debtor and approved by counsel to the Ad Hoc Existing Bondholders’ Committee.
          1.49. “Estate” means the estate of the Debtor in the Chapter 11 Case as created pursuant to section 541 of the Bankruptcy Code.
          1.50. “Euroclear” means Euroclear Bank S.A./N.V.
          1.51. “Existing Bonds” means the 10-1/8% Unsecured Senior Notes due November 1, 2004, issued by the Debtor pursuant to the Existing Bond Indenture, in the aggregate principal amount as of the Petition Date of $320,000,000.
          1.52. “Existing Bond Claims” means all Claims, rights and interests arising out of or related to (i) the Existing Bonds, the Existing Bond Indenture, and any Instruments, documents or agreements executed in connection therewith, including, without limitation, all accrued but unpaid interest thereon; and (ii) the purchase or sale of the Existing Bonds, including, without limitation, any and all Claims (x) for fraud, misrepresentation, rescission, reimbursement, contribution or damages, (y) for damages arising from the rescission of the purchase or sale of the Existing Bonds or (z) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of a Claim described in clause (x) and (y) above, which Claims are subordinated pursuant to sections 510(b) and (c) of the Bankruptcy Code.
          1.53. “Existing Bond Indenture” means the Indenture, dated as of February 2, 1998, as supplemented by a Supplemental Indenture, dated as of November 25, 2002, and as may have been amended, modified or supplemented from time to time, between the Debtor, as issuer, and the Existing Bond Trustee, as trustee, with regard to the Existing Bonds.
          1.54. “Existing Bond Trustee” means The Bank of New York or any duly appointed successor trustee, solely in its capacity as indenture trustee under the Existing Bond Indenture.
          1.55. “Existing Common Stock” means the shares of common stock (Series “A” or “B”) and neutral investment stock (Series “N”) of the Debtor issued and outstanding as of the Petition Date.
          1.56. “Existing Common Stock Interest” means any rights or interests with respect to, on account of or arising from any equity or similar interests in the Debtor represented by the Existing Common Stock, including, without limitation, any and all Claims (i) for damages arising from the rescission of the purchase or sale of the Existing Common Stock or (ii) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim, which Claims are subordinated pursuant to sections 510(b) and (c) of the Bankruptcy Code.

          1.57. “Existing Preferred Stock” means the convertible preferred, nominative non-par value stock (Series C, SubSeries C-1) of the Debtor issued and outstanding as of the Petition Date.
          1.58. “Existing Preferred Stock Interest” means any rights or interests with respect to, on account of or arising from any equity or similar interests in the Debtor represented by the Existing Preferred Stock, including, without limitation, any and all Claims (i) for damages arising from the rescission of the purchase or sale of the Existing Preferred Stock or (ii) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim, which Claims are subordinated pursuant to sections 510(b) and (c) of the Bankruptcy Code.
          1.59. “File” or “Filed” means as to any document or instrument, submitted to be filed with the Clerk of the Bankruptcy Court or clerk of any other court of competent jurisdiction with respect to a particular matter, as applicable, and actually accepted by such clerk and entered on the docket or other relevant record of the applicable matter.
          1.60. “Final Order” means an Order or judgment of the Bankruptcy Court as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending; and if an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such Order shall have been affirmed by the highest court to which such Order was appealed, or certiorari shall have been denied or reargument or rehearing shall have been denied or resulted in no modification of such Order, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under section 502(j) of the Bankruptcy Code, Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Bankruptcy Rules, may be but has not then been filed with respect to such Order, shall not cause such Order not to be a Final Order.
          1.61. “Firmamento” means Firmamento Mexicano, S. de R.L. de C.V., a Mexican limited liability company with variable capital.
          1.62. “First Priority Collateral Trust Agreement” means the First Priority Collateral Trust Agreement, to be dated on or before the Effective Date, among the Debtor or the Reorganized Debtor, as applicable, each of the guarantors party thereto, the collateral trustee and the indenture trustee parties thereto, in substantially the form set forth in the Plan Supplement.
          1.63. “First Priority Lien” means the valid and enforceable first-priority Lien on the Collateral securing the obligations in respect of the First Priority Senior Secured Notes and under the First Priority Senior Secured Note Indenture and First Priority Collateral Trust Agreement.
          1.64. “First Priority Mortgage” means that certain amended and restated Mexican statutory telecommunications mortgage, to be dated on or before the Effective Date, made by the Debtor in favor of, or for the benefit of, the collateral trustee under the First Priority Collateral Trust Agreement, as the same may be amended, supplemented or otherwise modified from time to time, and such other documents as may be required to grant a lien on substantially all of the Debtor’s and the Debtor’s restricted subsidiaries’ assets in favor of, and for the benefit of, the collateral trustee under the First Priority Collateral Trust Agreement, as such documents may be amended, supplemented, or otherwise modified from time to time, each of the foregoing mortgage and other documents being substantially in the form set forth in the Plan Supplement.
          1.65. “First Priority Senior Secured Notes” means the floating rate first priority senior secured notes due 2011, to be issued by the Reorganized Debtor on the Effective Date pursuant to the First Priority Senior Secured Note Indenture, in the aggregate principal amount of $234,400,000, secured by the First Priority Lien, as described in the Disclosure Statement and in substantially the form set forth in the Plan Supplement; provided that in the event the Effective Date is later than September 30, 2006, the aggregate principal amount of the First Priority Senior Secured Notes to be issued by the Debtor on the Effective Date pursuant to the Plan shall be adjusted upward for each day after September 30, 2006 that the Effective Date occurs, by the following amount: $234,400,000 multiplied by the Per Diem Rate multiplied by the number of days after September 30, 2006 that the Effective Date occurs.
          1.66. “First Priority Senior Secured Note Indenture” means that certain indenture trust agreement governing the First Priority Senior Secured Notes to be entered into between the Reorganized Debtor and the First Priority Senior Secured Note Trustee and the guarantors party thereto on or before the Effective Date, as described in the Disclosure Statement and in substantially the form set forth in the Plan Supplement.
          1.67. “First Priority Senior Secured Note Trustee” means the indenture trustee, solely in its capacity as indenture trustee for the First Priority Senior Secured Notes under the First Priority Senior Secured Note Indenture, as selected by the Debtor with the consent of counsel to the Ad Hoc Senior Secured Noteholders’ Committee.
          1.68. “General Unsecured Claim” means any Claim against the Debtor that is not (i) included in Class 1 (Priority Non-Tax Claims), Class 2 (Senior Secured Note Claims), Class 3 (Other Secured Claims) or Class 4 (Existing Bond Claims), (ii) an Administrative Expense or (iii) a Priority Tax Claim.
          1.69. “Global Trust Certificate” means one or more global trust certificates representing beneficial ownership of New Common Stock corresponding to 43% of the equity voting rights and 78% of the equity financial rights in the Reorganized Debtor, to be deposited by the Equity Trust Trustee with the Clearing Agency pursuant to the Equity Trust Agreement on the Effective Date.
          1.70. “Government Approvals” means (a) the approval by the SCT of the issuance of the New Common Stock; (b) the approval by the SCT of the New By-Laws; (c) the approval by the Comisión Nacional de Inversiones Extranjeras (Foreign Investment Commission) to issue the New Series N Common Stock; and (d) approval by COFECO of the “concentration” resulting from the Plan.

          1.71. “Impaired” means, when used with reference to a Claim or Interest (or Class of Claims or Interests), a Claim or Interest (or Class of Claims or Interests) that is impaired within the meaning of section 1124 of the Bankruptcy Code.
          1.72. “Indenture Trustee Fees and Expenses” means all reasonable unpaid fees, costs and expenses (whether pre- or post-petition) incurred by the Senior Secured Note Trustee and the Existing Bond Trustee, prior to, on and after the Petition Date (including the reasonable fees, costs and expenses of one U.S. legal counsel and one Mexican legal counsel to each of the Senior Secured Note Trustee and Existing Bond Trustee).
          1.73. “Instrument” means any mortgage (including any mortgage as defined in section 9-102(a)(55) of the Uniform Commercial Code in effect in the State of New York on the Petition Date), share of stock, security, promissory note, bond, or any other “Instrument,” as that term is defined in section 9-102(a)(47) of the Uniform Commercial Code in effect in the State of New York on the Petition Date.
          1.74. “Intercreditor Agreement” means the Intercreditor Agreement to be dated on or before the Effective Date, among the Debtor, the First Priority Senior Secured Note Trustee, the collateral trustee under the First Priority Collateral Trust Agreement, the Second Priority Senior Secured Note Trustee, and the collateral trustee under the Second Priority Collateral Trust Agreement, together with the Common Representative Agreement referenced therein, each in substantially the form set forth in the Plan Supplement.
          1.75. “Interest” means the interest of any holder of an “equity security” (as defined in section 101(16) of the Bankruptcy Code) represented by any issued and outstanding shares of Existing Common Stock or Existing Preferred Stock or other instrument evidencing a present ownership interest in the Debtor, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire any such interest and any redemption, conversion, exchange, voting, participation and dividend rights and liquidation preferences relating to any such equity securities. When used herein, “Interest” shall include any and all Claims (i) for damages arising from the rescission of the purchase or sale of Interests or (ii) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim, which Claims are subordinated pursuant to section 510(b) and (c) of the Bankruptcy Code.
          1.76. “LIBOR” means the London Inter Bank Offering Rate.
          1.77. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code and includes, without limitation, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or any preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever.
          1.78. “Loral” means LSC and/or Loral SatMex Ltd., as applicable.
          1.79. “Loral Grant” means the grant of the Loral Usufructo pursuant to the Loral Usufructo Documents .

          1.80. “Loral Parties” means, collectively, Loral, Loral Space & Communications Ltd., Loral Space & Communications Holdings Corporation (f/k/a Loral Space & Communications Corporation), Loral Skynet Network Services, Inc., Loral SpaceCom Corporation, Loral Skynet, a division of Loral SpaceCom Corporation, Loral Space & Communications Inc. and SS/L.
          1.81. “Loral Settlement Agreements” means, collectively, each as may be amended (i) that certain Settlement Agreement (the “Settlement Agreement”) dated June 14, 2005, by and among the Debtor, Loral Space & Communications Corporation (n/k/a Loral Space & Communications Holdings Corporation), Loral SpaceCom Corporation, Loral Skynet, a division of Loral SpaceCom Corporation, Loral Skynet Network Services, Inc. and SS/L, (ii) the New Agreements (as defined in the Settlement Agreement) and (iii) the Active Capacity Agreements (as defined in the Settlement Agreement).
          1.82. “LSC” means Loral Skynet Corporation, a corporation organized under the laws of Delaware.
          1.83. “Loral Transponders” means those transponders that are the subject of (i) that certain Agreement Concerning the Lease of Transponders, dated June 14, 2005, between the Company and LSC (as assignee of Loral Skynet, a division of Loral SpaceCom Corporation), as amended and (ii) that certain Agreement Concerning the Lease of Transponders, dated June 14, 2005, between the Company and SS/L (as assignee of Loral Space & Communications Holdings Corporation), as amended.
          1.84. “Loral Usufructo” means the right in rem defined as a usufructo under Articles 980 et seq. of the Federal Civil Code (Codigo Civil Federal) of Mexico to be irrevocably granted by the Reorganized Debtor as of the Effective Date, pursuant to the Loral Usufructo Documents, to certain Affiliates of Loral (as designated by Loral) with respect to the Loral Transponders as described in the Loral Usufructo Documents, which Loral Usufructo shall be registered at the commercial file with the Public Registry of Commerce of the Debtor or the Reorganized Debtor, as the case may be.
          1.85. “Loral Usufructo Documents” means those documents setting forth the terms of the Loral Usufructo, as set forth in Section VII.A.3 of the Disclosure Statement, and substantially in the forms set forth in the Plan Supplement.
          1.86. “Menoscabo” means that certain promissory note issued by Servicios for the benefit of the Mexican Government.
          1.87. “Mexican Bankruptcy Court” means the Second Federal District Court for Civil Matters in the Federal District of Mexico.
          1.88. “Mexican Government” means the federal government of Mexico (i.e., the executive branch and any agency thereof).
          1.89. “Mexican Reorganization Law” means the Ley de Concursos Mercantiles of Mexico, published in the Official Gazette of the Federation (Diario Oficial de la Federación)

on May 12, 2000, as now in effect or hereafter amended (to the extent any such amendments apply during the Chapter 11 Case).
          1.90. “Mexico” means the United Mexican States.
          1.91. “New By-Laws” means the estatutos sociales, or by-laws, for the Reorganized Debtor, as amended and restated pursuant to the Plan, substantially in the form set forth in the Plan Supplement.
          1.92. “New Common Stock” means, collectively, the New Series A Common Stock, New Series B Common Stock and New Series N Common Stock.
          1.93. “New Debt Documents” means the First Priority Senior Secured Note Indenture, the Second Priority Senior Secured Note Indenture, the Intercreditor Agreement, the Bondholder Registration Rights Agreement, the Collateral Documents, and any other Instruments, documents or agreements executed in connection therewith.
          1.94. “New Equity Documents” means the Equity Trust Agreement, the New By-Laws, the Shareholders’ Resolutions, the Equity Trust Registration Rights Agreement and any documents related to the New Common Stock to be issued to the Mexican Government.
          1.95. “New Notes” means, collectively, the First Priority Senior Secured Notes and the Second Priority Senior Secured Notes.
          1.96. “New Series A Common Stock” means the shares of Series A Common Stock to be issued by the Reorganized Debtor on the Effective Date.
          1.97. “New Series B Common Stock” means the shares of Series B Common Stock to be issued by the Reorganized Debtor on the Effective Date.
          1.98. “New Series N Common Stock” means the neutral investment shares of Series N Common Stock to be issued by the Reorganized Debtor on the Effective Date.
          1.99. “Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction as entered on such court’s docket.
          1.100. “Other Secured Claim” means a Claim, other than a Senior Secured Note Claim (Class 2), that is secured by a Lien upon Property, or the proceeds of the sale of such Property, in which the Debtor has an interest, to the extent of the value, as of the Effective Date or such later date as is established by the Bankruptcy Court, of such Lien as determined by a Final Order of the Bankruptcy Court pursuant to section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by the Debtor (or the Reorganized Debtor, as the case may be) and the holder of such Claim.
          1.101. “Per Diem Rate” means a percentage equal to the one-month LIBOR rate as of the date that is three (3) business days prior to the Effective Date plus four hundred and fifty basis points (LIBOR+4.5%) divided by three hundred sixty (360).

          1.102. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.
          1.103. “Petition Date” means August 11, 2006, the date on which the Debtor Filed its voluntary petition commencing the Chapter 11 Case.
          1.104. “Plan” means this chapter 11 plan of reorganization, as it may be amended, modified, or supplemented from time to time, and all exhibits annexed hereto or referenced herein, including any Plan Supplement.
          1.105. “Plan Documents” means the documents prepared, executed and Filed with the Bankruptcy Court or distributed in connection with the Plan, including, without limitation, the Plan, the Disclosure Statement, all Plan Supplements Filed with the Bankruptcy Court, all annexes, schedules and exhibits to the Disclosure Statement and any other documents prepared, executed and Filed with the Bankruptcy Court or distributed in connection with the Plan or the Disclosure Statement.
          1.106. “Plan Supplement” means the supplement to the Plan containing certain documents relevant to the implementation of the Plan, including, but not limited to, the list of the initial members of the board of directors of the Reorganized Debtor, the list of the initial officers of the Reorganized Debtor, forms of the New Common Stock, the New Equity Documents, the First Priority Senior Secured Note Indenture, the Second Priority Senior Secured Note Indenture, the ROFO Agreement, the Loral Usufructo Documents, the Enlaces Documents, the Registration Rights Agreements, the Collateral Documents, the Intercreditor Agreement and a list of any executory contracts and unexpired leases to be rejected pursuant to the Plan. The Plan Supplement and the documents contained therein shall be Filed no later than ten (10) calendar days before the Voting Deadline; provided that the documents included therein may thereafter be amended and supplemented prior to execution as provided herein and therein.
          1.107. “Postpetition Interest” means interest accruing after the Petition Date on a Claim.
          1.108. “Priority Non-Tax Claim” means a Claim entitled to priority under section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Expense.
          1.109. “Priority Tax Claim” means a Claim of a governmental unit that is entitled to priority under sections 502(i) and 507(a)(8) of the Bankruptcy Code.
          1.110. “Principia” means Principia, S.A. de C.V., a Mexican variable capital stock company.
          1.111. “Professional Fee Claims” means the Administrative Expenses of Professional Persons for compensation or reimbursement of costs and expenses relating to services performed after the Petition Date through and including the Effective Date.
          1.112. “Professional Person” means a professional person, as that term is used in sections 327, 328, 330, 331, 503(b)(2) and/or 1103 of the Bankruptcy Code, who is retained,

pursuant to a Final Order of the Bankruptcy Court, by the Debtor or the Committee (if any) directly in connection with the Chapter 11 Case.
          1.113. “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal, or mixed, and whether tangible or intangible, including, without limitation, capital stock, rights to and in the Concessions and the orbital slots subject thereto, and regulatory, governmental and all other rights and assets under the laws of Mexico, the United States of America, and otherwise.
          1.114. “Ratable Proportion” means, with reference to any distribution on account of the holders of the Senior Secured Note Claims and the Existing Bond Claims, a distribution equal in amount to the ratio (expressed as a percentage) (x) with respect to a Senior Secured Note Claim, that a holder’s principal amount of Senior Secured Notes bears to the aggregate principal amount of all Senior Secured Notes and (y) with respect to an Existing Bond Claim, that a holder’s principal amount of Existing Bonds bears to the aggregate principal amount of all Existing Bonds.
          1.115. “Record Date” means the record date established (i) for voting on the Plan, which date shall be the day the Disclosure Statement Order is entered by the Court or such other date as may be established by the Bankruptcy Court in the Disclosure Statement Order and (ii) for making distributions under the Plan on account of Allowed Claims and Allowed Interests, which date shall be as set forth in the Confirmation Order; provided that such date shall not be later than the day that is ten (10) days prior to the Effective Date.
          1.116. “Recognition Judgment” means the final judgment of the Mexican Bankruptcy Court dated December 30, 2005, recognizing claims against the Debtor in the Concurso Proceeding as of September 8, 2005.
          1.117. “Registration Rights Agreements” means the Equity Trust Registration Rights Agreement and the Bondholder Registration Rights Agreement.
          1.118. “Reorganized Debtor” means the Debtor as revested with the property of the Estate on and after the Effective Date.
          1.119. “Responsible Person” means Thomas Heather.
          1.120. “Restructuring Agreement” means that certain Restructuring Agreement, as amended, by and among the Debtor, Servicios, Loral, Principia, certain holders of the Existing Bonds and certain holders of the Senior Secured Notes, or their successors or assigns, dated as of March 31, 2006, as amended.
          1.121. “ROFO Agreement” means the letter agreement between the Debtor and SS/L granting SS/L a right of first offer with respect to the construction of the Debtor’s next satellite to be placed into one of the Debtor’s existing orbital locations or any orbital location obtained in exchange for any of the Debtor’s existing orbital locations as described in Section VII.A.2 of the Disclosure Statement, and substantially in the form set forth in the Plan Supplement.

          1.122. “SCT” means the Mexican Secretaría de Comunicaciones y Transportes (the Ministry of Communications and Transportation).
          1.123. “Second Priority Collateral Trust Agreement” means the Second Priority Collateral Trust Agreement, to be dated on or before the Effective Date, among the Debtor or the Reorganized Debtor, as applicable, each of the guarantors party thereto, the collateral trustee and the indenture trustee party thereto, substantially in the form set forth in the Plan Supplement.
          1.124. “Second Priority Lien” means the valid and enforceable second-priority Lien on the Collateral securing the obligations in respect of the Second Priority Senior Secured Notes and under the Second Priority Senior Secured Note Indenture and Second Priority Collateral Trust Agreement.
          1.125. “Second Priority Mortgage” means that certain second-priority statutory telecommunications mortgage, to be dated on or before the Effective Date, made by the Debtor in favor of, or for the benefit of, the collateral trustee under the Second Priority Collateral Trust Agreement, and such other documents as may be required to grant a lien on substantially all of the Debtor’s and the Debtor’s restricted subsidiaries’ assets in favor of, and for the benefit of, the collateral trustee under the Second Priority Collateral Trust Agreement, as such documents may be amended, supplemented, or otherwise modified from time to time, each of the foregoing mortgage and other documents being substantially in the form set forth in the Plan Supplement.
          1.126. “Second Priority Senior Secured Notes” means the 10.125% fixed rate second priority senior secured notes due 2013, to be issued in accordance with the Second Priority Senior Secured Note Indenture by the Reorganized Debtor on the Effective Date, secured by the Second Priority Lien, for an aggregate original principal amount of one hundred forty million dollars ($140,000,000), as described in the Disclosure Statement and substantially in the form set forth in the Plan Supplement.
          1.127. “Second Priority Senior Secured Note Indenture” means that certain indenture trust agreement governing the Second Priority Senior Secured Notes to be entered into between the Reorganized Debtor and the Second Priority Senior Secured Note Trustee and the guarantors party thereto on the Effective Date, as described in the Disclosure Statement and substantially in the form set forth in the Plan Supplement.
          1.128. “Second Priority Senior Secured Note Trustee” means the indenture trustee, solely in its capacity as indenture trustee and collateral trustee under the Second Priority Senior Secured Note Indenture, as selected by the Debtor with the consent of counsel to the Ad Hoc Existing Bondholders’ Committee.
          1.129. “Senior Secured Collateral Trust Agreement” means the Intercreditor and Collateral Trust Agreement dated as of February 23, 1998, among Firmamento, Servicios, the Debtor, and Citibank, N.A., as Administrative Agent, Indenture Trustee and Collateral Trustee.
          1.130. “Senior Secured Notes” means the Senior Secured Floating Rate Notes due June 30, 2004 issued by the Debtor pursuant to the Senior Secured Note Indenture, which as of the Petition Date, had an aggregate principal balance of $203,388,000.00.

          1.131. “Senior Secured Note Claims” means all Claims, rights and interests arising out of or related to (i) the Senior Secured Notes, the Senior Secured Note Indenture, the Senior Secured Collateral Trust Agreement and any Instruments (including, without limitation, any and all telecommunications mortgages made by the Debtor in favor of or for the benefit of the collateral trustee under the Senior Secured Collateral Trust Agreement), documents or agreements executed in connection therewith, including, without limitation, all accrued but unpaid interest thereon and (ii) the purchase or sale of the Senior Secured Notes, including, without limitation, any and all Claims (x) for fraud, misrepresentation, rescission, reimbursement, contribution or damages, (y) for damages arising from the rescission of the purchase or sale of the Senior Secured Notes or (z) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of a Claim described in clause (x) and (y) above, which Claims are subordinated pursuant to sections 510(b) and (c) of the Bankruptcy Code.
          1.132. “Senior Secured Note Indenture” means the Indenture, dated as of March 4, 1998, as supplemented by a First Supplemental Indenture, dated as of June 30, 1998, as supplemented by a Second Supplemental Indenture, dated as of February 16, 2000, as supplemented by a Third Supplemental Indenture, dated as of March 18, 2003, as has been amended, modified or supplemented from time to time, between the Debtor, as issuer, and the Senior Secured Note Trustee, solely in its capacity as indenture trustee, with regard to the Senior Secured Notes.
          1.133. “Senior Secured Note Trustee” means Citibank, N.A. or any duly appointed successor trustee, in its capacity as indenture trustee and/or collateral trustee, as applicable, under the Senior Secured Note Indenture.
          1.134. “Servicios” means Servicios Corporativos Satelitales, S.A. de C.V., a Mexican variable capital stock company.
          1.135. “Shareholders’ Resolutions” means the resolutions of the holders of the Existing Common Stock and the Existing Preferred Stock to take the actions necessary to implement the Plan, substantially in the forms set forth in the Plan Supplement.
          1.136. “SS/L” means Space Systems/Loral Inc., a corporation organized under the laws of the State of Delaware.
          1.137. “Technical Committee” means the three (3) person committee established under the Equity Trust Agreement to effectuate the sale of the New Common Stock held by the Equity Trust Trustee and any New Common Stock held by the Mexican Government not held by the Equity Trust Trustee.
          1.138. “Thomas Heather” means Thomas Stanley Heather Rodriguez, the court appointed conciliador in the Concurso Proceeding and the Responsible Person appointed to assist the Debtor pursuant to Section 7.3(d) of the Plan.
          1.139. “Trust Interests” means interests in the Global Trust Certificate to be issued to the holders of the Allowed Existing Bond Claims on the Effective Date.

          1.140. “Unimpaired” means a Claim or Interest that is not Impaired within the meaning of section 1124 of the Bankruptcy Code.
          1.141. “U.S. Trustee” means the Office of the United States Trustee overseeing the administration of the Chapter 11 Case.
          1.142. “Voting Committee” means the three (3) person committee established under the Equity Trust Agreement to provide instructions to the trustee of the Equity Trust with respect to the voting of the New Common Stock issued to or for the benefit of Servicios pursuant to the Plan.
          1.143. “Voting Deadline” means the date established by the Bankruptcy Court and set forth in the Disclosure Statement Order for the submission of ballots for voting to accept or reject the Plan.
ARTICLE TWO
INTERPRETATION, RULES OF CONSTRUCTION, AND COMPUTATION OF TIME
          Any term used in the Plan that is not defined in the Plan, either in Article 1 or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules has the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.
          For purposes of the Plan (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, (ii) any reference in the Plan to an agreement, contract, Instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, but if there exists any inconsistency between a summary of, or reference to, any such documents in the Plan or Confirmation Order and the document itself, the terms of the document as of the Effective Date shall control, (iii) any reference in the Plan to a Plan Document means the Plan Document, as it may have been or may subsequently be amended, modified or supplemented, (iv) unless otherwise specified in a particular reference, all references in the Plan to “Section,” “Article” and “Exhibit” are references to a section, article and exhibit of or to the Plan, (v) the words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan, (vi) captions and headings to articles and sections are inserted for convenience or reference only and are not intended to be a part of or to affect the interpretation of the Plan, (vii) any phrase or reference herein stating that an event or act shall occur “on” a date certain means that such act or event shall occur (X) on such date certain or (Y) as soon as practicable thereafter and (viii) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.
ARTICLE THREE
PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSES AND PRIORITY
TAX CLAIMS
          3.1. Administrative Expenses. Each holder of an Allowed Administrative Expense shall, in full satisfaction, release, discharge and settlement of such Allowed

Administrative Expense, (i) to the extent such Administrative Expense has not previously been paid and is due and owing on the Effective Date, be paid in full in Cash, on the Effective Date, (ii) to the extent such Administrative Expense is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of the particular agreement between the Reorganized Debtor and such holder governing such obligations, or as may be due and owing under applicable non-bankruptcy law or in the ordinary course of business, or (iii) be paid on such other terms and conditions as are acceptable to the Reorganized Debtor and the holder of such Administrative Expense or upon Order of the Bankruptcy Court.
          All payments to Professional Persons asserting Professional Fee Claims, and all payments to reimburse expenses of members of any statutory committees shall be made in accordance with any procedures established by the Bankruptcy Court and the Bankruptcy Rules relating to the payment of interim and final compensation and expenses, except that the Debtor shall be entitled to and shall pay the reasonable fees and expenses of professionals retained by the Ad Hoc Senior Secured Noteholders’ Committee, the Ad Hoc Existing Bondholders’ Committee, Thomas Heather, Loral and Servicios, as provided in the Restructuring Agreement, on or as soon as practicable after the Effective Date, or such earlier date following the Confirmation Date as determined by the Debtor in its sole discretion, without application by or on behalf of any such parties to the Bankruptcy Court and without notice and a hearing, unless specifically required by the Bankruptcy Court. All Professional Persons shall provide reasonable detailed invoices to the Debtor or the Reorganized Debtor, as the case may be, prior to any request for such payment.
          Requests for compensation pursuant to section 503(b)(3) of the Bankruptcy Code, for making a “substantial contribution” in the Chapter 11 Case must be approved by the Bankruptcy Court after notice and a hearing at which the Debtor and other parties in interest may participate, and, if appropriate, object to such requests.
          3.2. Priority Tax Claims. Each Allowed Priority Tax Claim shall be Unimpaired. On the Effective Date, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment of such Allowed Priority Tax Claim, all Allowed Priority Tax Claims shall be treated in the ordinary course of business in accordance with the terms of the particular agreement between the Debtor and such holder governing such obligation, or as may be due and owing under applicable non-bankruptcy law.
ARTICLE FOUR
CLASSIFICATION OF CLAIMS AND INTERESTS
          The following is a designation of the Classes of Claims and Interests under the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expenses and Priority Tax Claims are not classified. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is within the description of that Class and is classified in another Class to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest and has not been paid, released or otherwise satisfied before the Effective Date. The categories of Claims and Interests listed below, other than Administrative Expenses and Priority Tax Claims, are classified for all purposes, including voting, confirmation, and distribution pursuant to the Plan, as follows:

Class	Designation	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)

Class 2	Senior Secured Note Claims	Impaired	Yes

Class 3	Other Secured Claims	Unimpaired	No (deemed to accept)

Class 4	Existing Bond Claims	Impaired	Yes

Class 5	General Unsecured Claims	Unimpaired	No (deemed to accept)

Class 6	Existing Preferred Stock Interests	Impaired	Yes

Class 7	Existing Common Stock Interests	Impaired	Yes
ARTICLE FIVE
TREATMENT OF CLAIMS AND INTERESTS
          5.1. Priority Non-Tax Claims (Class 1).
          (a) Impairment and Voting. Class 1 is Unimpaired by the Plan and, consequently, each holder of an Allowed Priority Non-Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.
          (b) Treatment. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment of such Allowed Priority Non-Tax Claim, all Allowed Priority Non-Tax Claims shall be treated in the ordinary course of business in accordance with the terms of the particular agreement between the Debtor and such holder governing such obligation, or as may be due and owing under applicable non-bankruptcy law.
          5.2. Senior Secured Note Claims (Class 2).
          (a) Impairment. Class 2 is Impaired under the Plan and, consequently, each holder of an Allowed Senior Secured Note Claim is entitled to vote to accept or reject the Plan.
          (b) Allowance. For purposes of voting to accept or reject the Plan, the Class 2 Senior Secured Note Claims are Allowed in the amount of $203,388,000, and for purposes of distribution in connection with the Plan and the Debtor’s Chapter 11 Case, the Class 2 Senior Secured Note Claims are Allowed in the aggregate principal amount of $234,400,000; provided that in the event the Effective Date is later than September 30, 2006, the amount of such Allowed Class 2 Senior Secured Note Claims for purposes of distribution shall be adjusted upward for each day after September 30, 2006 that the Effective Date occurs, by the following amount:

$234,400,000 multiplied by the Per Diem Rate multiplied by the number of days after September 30, 2006 that the Effective Date occurs.
          (c) Treatment. On the Effective Date, each holder of an Allowed Senior Secured Note Claim shall, as a restructuring and not a refinancing of such Claim, in full satisfaction, release, discharge and settlement of and in exchange for such Claim, receive its Ratable Proportion of the First Priority Senior Secured Notes.
          5.3. Other Secured Claims (Class 3).
          (a) Non-Impairment. Class 3 is Unimpaired under the Plan and, consequently, each holder of an Allowed Other Secured Claim is conclusively presumed to accept the Plan and is not entitled to vote to accept or reject the Plan.
          (b) Treatment. On the Effective Date, except to the extent that a holder of an Allowed Other Secured Claim agrees to less favorable treatment, each holder of an Allowed Other Secured Claim shall be Unimpaired, which means that each such holder shall receive, on account of its Allowed Other Secured Claim treatment as provided under section 1124 of the Bankruptcy Code. If a holder of an Allowed Other Secured Claim receives its collateral, such holder shall retain the Liens securing the Allowed Claim until paid in full. Any deficiency amount relating to an Allowed Other Secured Claim shall be treated as a Class 5 General Unsecured Claim.
          5.4. Existing Bond Claims (Class 4).
          (a) Impairment. Class 4 is Impaired under the Plan and, consequently, each holder of an Allowed Existing Bond Claim is entitled to vote to accept or reject the Plan.
          (b) Allowance. For purposes of voting to accept or reject the Plan, the Class 4 Existing Bond Claims are Allowed in the aggregate amount of $320,000,000. For purposes of distribution in connection with the Plan and the Debtor’s Chapter 11 Case, the Class 4 Existing Bond Claims are Allowed in the aggregate amount of $413,774,527.00, which amount is equal to the amount of the Class 4 Existing Bond Claims in the Recognition Judgment.
          (c) Treatment. Except to the extent that a holder of an Allowed Existing Bond Claim agrees to a less favorable treatment of such Allowed Existing Bond Claim, on the Effective Date, each holder of an Allowed Existing Bond Claim shall, as a restructuring and not a refinancing of such Claim, in full satisfaction, release, discharge and settlement of and in exchange for such Allowed Existing Bond Claim, receive its Ratable Proportion of (i) the Second Priority Senior Secured Notes and (ii) Trust Interests representing ownership of beneficial interests in the Equity Trust corresponding to New Series B Common Stock and New Series N Common Stock, collectively representing 78% of the total equity financial rights and 43% of the total equity voting rights, respectively, of the Reorganized Debtor on a fully diluted basis.

          5.5. General Unsecured Claims (Class 5).
          (a) Non-Impairment. Class 5 is Unimpaired under the Plan and, consequently, each holder of a General Unsecured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.
          (b) Treatment. Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment of such Allowed General Unsecured Claim, Allowed General Unsecured Claims shall be Unimpaired pursuant to section 1124 of the Bankruptcy Code, which means that such Claims shall be treated in the ordinary course of business in accordance with the terms of the particular agreement that governs such General Unsecured Claim or in accordance with the course of practice between the Debtor and such holder with respect to such Claim.
          5.6. Existing Preferred Stock Interests (Class 6A and 6B).
          (a) Impairment. Class 6 is Impaired under the Plan and, consequently, each holder of an Allowed Existing Preferred Stock Interest is entitled to vote to accept or reject the Plan.
          (b) Treatment. Together, the holders of the Allowed Existing Preferred Stock Interests shall, in full satisfaction, release, discharge and settlement of and in exchange for such Allowed Existing Preferred Stock Interests, receive on the Effective Date, beneficial interests in the Equity Trust corresponding to New Series B Common Stock and New Series N Common Stock, to be apportioned as described below.
          Consistent with the terms of the Concurso Plan, (i) Principia shall receive beneficial interests in the Equity Trust corresponding to New Series B Common Stock and New Series N Common Stock, collectively representing two-thirds of one percent (0.67%) of the total equity financial rights and two-thirds of one percent (0.67%) of the total equity voting rights of the Reorganized Debtor on a fully diluted basis and (ii) Loral shall receive beneficial interests in the Equity Trust corresponding to New Series B Common Stock and New Series N Common Stock, collectively representing one and one third-percent (1.33%) of the total equity financial rights and one and one-third percent (1.33%) of the total equity voting rights of the Reorganized Debtor on a fully diluted basis.
          5.7. Existing Common Stock Interests (Class 7A and 7B).
          (a) Impairment. Class 7 is Impaired under the Plan and, consequently, each holder of an Allowed Existing Common Stock Interest is entitled to vote to accept or reject the Plan.
          (b) Treatment. Consistent with the terms of the Concurso Plan, (i) the Mexican Government will receive New Series A Common Stock and New Series N Common Stock, subject to the same terms as the New Common Stock held by the Equity Trust Trustee, which will collectively represent four percent (4%) of the total equity financial rights and ten percent (10%) of the total equity voting rights of the Reorganized Debtor on a fully diluted basis and (ii) Servicios shall receive beneficial interests in the Equity Trust corresponding to New

Series A Common Stock, representing sixteen percent (16%) of the total equity financial rights and forty five percent (45%) of the total equity voting rights of the Reorganized Debtor on a fully diluted basis.
ARTICLE SIX
ACCEPTANCE OR REJECTION OF PLAN
          6.1. Impaired Classes Entitled to Vote. The only Impaired Classes of Claims or Interests under the Plan are Class 2 (Senior Secured Note Claims), Class 4 (Existing Bond Claims), Class 6 (Existing Preferred Stock Interests) and Class 7 (Existing Common Stock Interests), which are the only Classes entitled to vote to accept or reject the Plan. By operation of law, each other Class of Claims is Unimpaired and thus is conclusively presumed to have accepted the Plan.
          6.2. Acceptance by Impaired Classes. An Impaired Class of Claims shall have accepted the Plan under section 1126(c) of the Bankruptcy Code if (i) the holders (other than any holder whose vote is excluded under sections 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders (other than any holder whose vote is excluded under sections 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.
          An Impaired Class of Interests shall have accepted the Plan under section 1126(d) of the Bankruptcy Code if the holders (other than any holder whose vote is excluded under sections 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan.
          6.3. Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class votes to reject or otherwise does not accept the Plan, the Debtor may request confirmation of the Plan under section 1129(b) of the Bankruptcy Code.
ARTICLE SEVEN
MEANS FOR EXECUTION AND IMPLEMENTATION OF PLAN
          7.1. Implementation of Settlement / Restructuring Agreement. The Plan incorporates and implements a compromise and settlement with certain holders of Existing Bond Claims, Senior Secured Note Claims and Interests, as set forth in the Restructuring Agreement. The Plan also implements a settlement with respect to certain prepetition disputes between the Debtor and Loral and certain of its affiliates. The distributions provided for herein to holders of Claims and Interests represent the negotiated distributions as set forth in the Restructuring Agreement.
          On the Effective Date, the Debtor shall execute the Loral Usufructo Documents, pursuant to which the Reorganized Debtor will grant to certain affiliates of Loral the Loral Usufructo with respect to the Loral Transponders as set forth therein.
          7.2. Corporate Matters Regarding Reorganized Debtor. The Debtor shall continue to exist after the Effective Date as the Reorganized Debtor, in accordance with the applicable law of Mexico and pursuant to the Corporate Documents. Subject to applicable law, on and after the Effective Date, the Corporate Documents shall serve as the organizational documents of the Reorganized Debtor and govern the Reorganized Debtor’s operations and corporate existence. Upon approval of all Corporate Documents as required by applicable law, such Corporate Documents shall come into full force and effect upon the Effective Date without the need for any further corporate action, under any applicable law, regulation, order, rule or otherwise. After the Effective Date, the Corporate Documents shall be recorded in the relevant public registries in Mexico, as required by applicable law. The New Bylaws shall satisfy the provisions of the Plan and the Bankruptcy Code, and shall, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6). Copies of the New By-Laws will be included in the Plan Supplement. After the Effective Date, the Reorganized Debtor may amend and restate its New By-Laws as permitted by applicable law and the provisions of the New By-Laws; provided that nothing in this sentence shall excuse a default, if any, by the Debtor under any operative agreement.
          7.3. Corporate Action.
          (a) Shareholders’ Resolutions. On the Effective Date, Loral, Principia, Servicios and the Mexican Government, as applicable, will be directed to and will be required to, either directly or indirectly (including through the Equity Trust Trustee or, with respect to the Mexican Government, a third person appointed by the Mexican Government, as the case may be) execute the Shareholders’ Resolutions to implement the Plan including, without limitation, (i) the approval of the New By-Laws, (ii) the exchange of existing equity for new equity in the Reorganized Debtor, (iii) the exchange of a portion of the Existing Bond Claims for certain of the New Common Stock and (iv) the appointment of a new board of directors and the continued indemnification of existing directors and the release of liability of existing directors. Appropriate resolutions of Firmamento, the indirect parent company of the Debtor, shall be obtained on or before the Effective Date to support the resolutions of the Debtor as required under its current by-laws, including the approval to implement the Plan.
          (b) Actions by the Senior Secured Note Trustee. On the Effective Date, the Senior Secured Note Trustee shall execute and deliver to the Debtor or the Reorganized Debtor, as applicable, any and all releases, termination statements, certificates and other documents which the Reorganized Debtor may prepare and deliver to the Senior Secured Note Trustee and which are reasonably necessary and appropriate in order to release and terminate of record all Liens granted to the Senior Secured Note Trustee on (a) any and all assets of the Debtor, (b) any and all shares of the Existing Common Stock, (c) any and all shares of Servicios and (d) any other assets securing the Senior Secured Notes. Notwithstanding the foregoing sentence, no such releases, termination statements, certificates or other documents shall be effective prior to the occurrence of the acts and events described in clauses (i) through (iii) of Section 8.12 hereof.
          (c) Board of Directors and Management of Reorganized Debtor. Subject to the Corporate Documents, on the Effective Date, the management, control and operation of the Reorganized Debtor shall become the general responsibility of the board of directors of the Reorganized Debtor in accordance with applicable Mexican non-bankruptcy law.

          On the Effective Date, the board of directors of the Reorganized Debtor shall consist of seven members, as follows: (i) three (3) board members shall be selected by the Equity Trust Trustee upon instructions of the Voting Committee, (ii) one (1) board member shall be selected by direct or indirect instructions of the Mexican Government, (iii) one (1) board member shall be selected by instructions of Principia and LSC jointly, for so long as Principia and LSC or their Affiliates (but excluding in the case of LSC, MHR Fund Management LLC or its affiliated funds) continue (individually or collectively) to own one hundred percent (100%) of the beneficial interests in the New Common Stock held by them as of the Effective Date (and, if they are no longer holders, the board member shall be selected by instruction of the holders of sixty–six and two-thirds percent (66 2/3%) of the Trust Interests), and (iv) two board members shall be selected by instruction of the holders of sixty–six and two-thirds percent (66 2/3%) of the Trust Interests. Board members elected upon instructions of the Voting Committee and the Mexican Government shall be “independent”, within the meaning ascribed to that term in the New By-Laws. The First Priority Senior Secured Note Trustee shall have the right upon an event of default (as defined in the First Priority Senior Secured Note Indenture) to appoint an observer to the board of directors of the Reorganized Debtor, as set forth in the Shareholders’ Resolutions.
          The initial members of the board of directors and the initial officers of the Reorganized Debtor shall be set forth in the Plan Supplement. The terms and manner of selection of the members of the board of directors of the Reorganized Debtor and the Reorganized Debtor’s management after the Effective Date shall be as provided in the Corporate Documents.
          (d) Responsible Person. Thomas Heather shall be appointed as a representative of the Estate pursuant to section 1123(b)(3)(B) of the Bankruptcy Code to assist the Debtor in implementing the Plan and effectuating the restructuring under Mexican law.
          7.4. Issuance of New Notes; Execution of Related Documents. On the Effective Date, the New Debt Documents shall be executed and delivered by the parties thereto, and the Debtor or the Reorganized Debtor is authorized and directed to issue the New Notes and to execute, deliver and enter into the New Debt Documents without the need for any further corporate action and without further action by the holders of Claims or Interests. The Reorganized Debtor shall execute and deliver such other agreements, documents and Instruments as are required to be executed pursuant to the terms of the Restructuring Agreement, the Concurso Plan and the Plan.
          7.5. Issuance of Securities. The issuance of each of (i) the New Common Stock by the Reorganized Debtor, (ii) beneficial interests in the Equity Trust, (iii) the Global Trust Certificate and (iv) the Trust Interests is authorized without the need for any further corporate action or without any further action by a holder of a Claim or Interest in the Debtor, except that the holders of the existing Interests are authorized and directed (a) to take or cause to be taken any action necessary for the issuance of the New Common Stock and (b) to deliver the New Common Stock to the Equity Trust Trustee; and the Debtor is authorized and directed to take or cause to be taken any action necessary for the issuance of the Global Trust Certificate and the Trust Interests and to deliver the Trust Interests to the holders of the Allowed Existing Bond Claims. On or after the Effective Date, the New Common Stock shall be issued and delivered to the Equity Trust Trustee, the Global Trust Certificate shall be deposited by the Equity Trust Trustee with the Clearing Agency and the Trust Interests shall be issued to the holders of the Allowed Existing Bond Claims. Notwithstanding the foregoing, the shares of New Common Stock to be issued to the Mexican Government pursuant to the Plan will not be transferred to the Equity Trust Trustee, but will be subject to all of the same terms and conditions as the New Common Stock that is delivered to the Equity Trust Trustee.
          7.6. Execution of Registration Rights Agreements. On the Effective Date, the Reorganized Debtor and the Equity Trust Trustee shall enter into the Equity Trust Registration Rights Agreement for the benefit of certain recipients of the Trust Interests. On the Effective Date, the Reorganized Debtor shall enter into the Bondholder Registration Rights Agreement for the benefit of certain recipients of the Second Priority Senior Secured Notes and, to the extent of piggyback rights, the First Priority Senior Secured Notes.
          7.7. Effectuating Documents; Further Transactions. The entry of the Confirmation Order shall constitute a direction to and authorization for the Debtor and the Reorganized Debtor (as the case may be) to take or cause to be taken any action necessary or appropriate to consummate the transactions contemplated by the Plan, and to execute any contracts, Instruments, indentures, and other agreements or documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The holders of the Interests, the Debtor or the Reorganized Debtor, as applicable, are and shall be authorized and directed to take or cause to be taken any action reasonably necessary or appropriate under Mexican law to consummate the transactions contemplated by the Plan and the Concurso Plan.
          Any officer or attorney-in-fact of the Debtor or the Reorganized Debtor, acting singly, shall be authorized to execute, deliver, File, or record such contracts, Instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and the transactions contemplated by the Plan. The secretary or assistant secretary or attorney-in-fact of the Debtor or the Reorganized Debtor are authorized and directed to certify or attest to any of the foregoing actions.
          7.8. Exemption from Securities Laws. The issuance of the New Notes, the New Common Stock, beneficial interests in the Equity Trust, the Global Trust Certificate and the Trust Interests under the Plan in exchange for the Allowed Senior Secured Note Claims, Allowed Existing Bond Claims, Allowed Existing Preferred Stock Interests and Allowed Existing Common Stock Interests shall be exempt from registration under applicable securities laws, including the Securities Act of 1933, as amended, to the maximum extent allowable pursuant to section 1145 of the Bankruptcy Code.
          7.9. Exemption from Certain Transfer Taxes. Pursuant to and to the extent provided in section 1146(c) of the Bankruptcy Code, any transfers from the Debtor to the Reorganized Debtor or any other entity pursuant to the Plan shall not be subject to any United States document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall serve to direct the appropriate governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation a copy of the Plan, Confirmation Order, or notice of either of the foregoing, without the payment of any such tax or governmental assessment.
          The Equity Trust Trustee will appoint a legal representative in Mexico pursuant to applicable law to make the election to be taxed on a net basis. Further, the Equity Trust Trustee will engage a qualified Mexican certified public accountant to prepare an accountant’s report setting forth the calculation of the tax cost basis and the gain (or loss) resulting from the sale or transfer of New Common Stock, as well as the applicable tax, if any, and file such report with the Mexican tax authorities.
          7.10. Setoffs and Recoupment. The Reorganized Debtor may, but shall not be required to, set off or recoup against any Claim, other than the Senior Secured Note Claims and the Existing Bond Claims and the fees payable pursuant to the Restructuring Agreement, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor or the Reorganized Debtor may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any such Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any such claim that the Debtor or the Reorganized Debtor may have against such holder.
          7.11. Compliance with Tax Requirements. The Reorganized Debtor shall comply with all applicable tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.
          7.12. Government Approvals. Prior to the Effective Date, the Debtor shall use its reasonable best efforts to receive and maintain the Government Approvals from the Mexican Government (including updating, if necessary), the receipt of which is a condition to the Effective Date as set forth in section 12.2 hereof.
          7.13. Sources of Cash for Plan Distributions. Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtor to make payments pursuant to this Plan shall be obtained from existing Cash balances or the operations of the Debtor and the Reorganized Debtor.
          7.14. Professional Fees. All unpaid Professional Fee Claims incurred prior to the Effective Date shall be subject to final allowance or disallowance upon application to the Bankruptcy Court pursuant to sections 330 or 503(b)(4) of the Bankruptcy Code. Final applications for Professional Fee Claims for services rendered in connection with the Chapter 11 Case shall be filed with the Bankruptcy Court no later than thirty (30) days after the Effective Date.
          7.15. Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but prior to the closing of the Chapter 11 Case shall be paid by the Reorganized Debtor.

ARTICLE EIGHT
PROVISIONS GOVERNING DISTRIBUTIONS
          8.1. Date of Distributions. Unless otherwise provided herein, any distributions and deliveries to be made hereunder on account of Administrative Expenses, Claims or Interests that are Allowed Administrative Expenses, Allowed Claims or Allowed Interests as of the Effective Date shall be made on the Effective Date or as soon as reasonably practicable thereafter and deemed made on the Effective Date. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required day.
          8.2. Distributions after Effective Date. Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.
          8.3. Disbursing Agent. Except as otherwise provided herein, the Reorganized Debtor, or such other entity as the Reorganized Debtor may employ or the Bankruptcy Court may direct, shall act as the Disbursing Agent under the Plan and make all distributions required under the Plan. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtor. In the event the Reorganized Debtor serves as the Disbursing Agent, it shall do so without charging fees or expenses. Any other entity serving as the Disbursing Agent shall be entitled to customary and reasonable fees and expenses for performing such services.
          8.4. Rights and Powers of Disbursing Agent.
          (a) Powers of the Disbursing Agent. The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, Instruments, and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated by the Plan, (iii) employ professionals to represent it with respect to its responsibilities and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.
          (b) Expenses Incurred on or after Effective Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes), and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtor.
          8.5. Record Date for Purposes of Distribution. As of the close of business on the Record Date, the various books and records and transfer and claims registers for each of the Classes of Claims or Interests as maintained by the Debtor, its respective agents, the Senior Secured Note Trustee and the Existing Bond Trustee shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests, and such holders shall be the Allowed holders for purposes of distribution under the Plan. The Debtor shall have no obligation to recognize any transfer of the Claims or Interests occurring after the close of business on the Record Date. The Debtor, the Disbursing Agent, the Senior Secured Note Trustee and the Existing Bond Trustee shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Record Date, to the extent applicable.
          8.6. Satisfaction of Claims or Interests. The distributions and deliveries to be made in accordance with this Plan on account of Allowed Administrative Expenses, Claims or Interests shall be as a restructuring and not as a refinancing of such Allowed Administrative Expenses, Claims or Interests in complete satisfaction, release, discharge and settlement of such Allowed Administrative Expenses, Claims or Interests.
          8.7. Waiver of Subordination. The distributions under the Plan take into account the relative priority of the Claims and Interests in each Class in connection with any contractual subordination provisions relating thereto. Accordingly, the distributions to the holders of Claims and Interests shall not be subject to levy, garnishment, attachment, or other legal or equity process by any holder of a Claim or Interest purportedly senior to the Claim or Interest of another by reason of contractual subordination rights. On the Effective Date, all holders of Claims and Interests shall be deemed to have waived any and all contractual subordination rights they may have with respect to such distribution, and the Confirmation Order shall be deemed to permanently enjoin, effective as of the Effective Date, all holders of Claims and Interests from enforcing or attempting to enforce any such rights with respect to distributions under the Plan.
          8.8. Withholding and Reporting Requirements. In connection with the Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.
          8.9. Delivery of Distributions. Subject to Bankruptcy Rule 9010 and except for Section 8.10 of the Plan, unless otherwise provided herein, all distributions to any holder of an Allowed Administrative Expense, Claim or Interest shall be made (i) at the address of such holder as set forth on the books and records of the Debtor or its agents or (ii) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent, other agent, or servicer. In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent, other agent, or servicer has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of two (2) years from the later of (i) the Effective Date and (ii) the date such holder’s Claim or Interest becomes an Allowed Claim or Allowed Interest. After such date, all unclaimed property or interest in property shall revert irrevocably to the Reorganized Debtor and the Claim or Interest of any other holder to such property or interest in property shall be discharged and forever barred. In such cases, any unclaimed New Notes or New Common Stock shall be cancelled and of no further force or effect. Amounts in respect of undeliverable distributions made through the Disbursing Agent, other agent, or servicer shall be returned to the Reorganized Debtor until such distributions are claimed. The Reorganized Debtor and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim or Allowed Interest other than by reviewing their books and records.
          8.10. Distribution to Holders of Senior Secured Note Claims and Existing Bond Claims. All distributions made under the Plan to holders of Allowed Senior Secured Note Claims shall be made by delivery on the Effective Date to the Senior Secured Note Trustee, which, in turn, shall, as soon as practicable thereafter, make the distributions to holders of such Allowed Claims pursuant to the Plan and the Senior Secured Note Indenture. The Senior Secured Note Trustee may act as placement agent for purposes of Article 195 of the Ley del Impuesto Sobre la Renta (the Mexican Income Tax Law). All distributions of the Second Priority Senior Secured Notes made under the Plan to holders of Allowed Existing Bond Claims shall be made by delivery on the Effective Date to the Existing Bond Trustee, which, in turn, shall, as soon as practicable thereafter, make the distributions to holders of such Allowed Claims pursuant to the Plan and the Existing Bond Indenture. The Existing Bond Trustee may act as placement agent for purposes of Article 195 of the Ley del Impuesto Sobre la Renta (the Mexican Income Tax Law). Distributions of the Trust Interests to holders of the Allowed Existing Bond Claims shall be made by the Debtor, the Reorganized Debtor or Equity Trust Trustee, as applicable, to the Existing Bond Trustee, which, in turn, shall as soon as practicable thereafter make the distributions to holders of such Allowed Claims pursuant to the Plan and the Existing Bond Indenture.
          8.11. Distributions of New Common Stock. All distributions of the New Common Stock hereunder shall be made to the Equity Trust Trustee to be held pursuant to the Equity Trust Agreement for the benefit of Loral, Principia, Servicios, and the holders of the Existing Bond Claims. Notwithstanding the foregoing, the shares of New Common Stock to be issued to the Mexican Government pursuant to the Plan shall not be transferred to the Equity Trust Trustee, but shall be subject to all of the same terms and conditions as the New Common Stock that is delivered to the Equity Trust Trustee.
          8.12. Cancellation of Senior Secured Notes, Existing Bonds, Interests and Agreements. On the Effective Date, but not prior to (i) execution and delivery of the New Debt Documents, distributions of the New Notes, New Common Stock, the Global Trust Certificate and the Trust Interests, (ii) the execution of the First Priority Mortgage and the Second Priority Mortgage and (iii) the execution of the Shareholders’ Resolutions and the issuance of the New Common Stock, (a) the Existing Common Stock Interests, the Existing Preferred Stock Interests, the Senior Secured Notes, the Existing Bonds, the existing by-laws, the Senior Secured Note Indenture, the Existing Bond Indenture and the related guarantees, mortgages and security agreements, including without limitation, the security interest held in trust by the Senior Secured

Note Trustee in the assets of the Debtor and in the shares of Existing Common Stock of the Debtor and the equity of Servicios and any other security interest, shall be cancelled and terminated and of no further force, without further action by the Debtor; and (b) the obligations of the Debtor related to the Existing Common Stock Interests, the Existing Preferred Stock Interests, the Senior Secured Notes, the Existing Bonds, the existing by-laws, the Senior Secured Note Indenture and the Existing Bond Indenture and related security agreements and mortgages and any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating the Debtor to issue, transfer or sell any shares of capital stock or securities of the Debtor shall be discharged except for those expressly contemplated by the Plan; provided, however, that the Senior Secured Note Indenture and Existing Bond Indenture and each other agreement that governs the rights of the Senior Secured Note Claims and Existing Bond Claims and that is administered by the Senior Secured Note Trustee or by the Existing Bond Trustee, as applicable, or any other indenture trustee, agent or servicer (any such Person, including the Senior Secured Note Trustee and/or the Existing Bond Trustee, a “Representative”) shall continue to remain in full force and effect solely for the purposes of (x) allowing such Representative to make the distributions to be made on account of such Claims under the Plan and (y) permitting such Representative to maintain any rights that it may have for fees, costs, and expenses under the Senior Secured Note Indenture or Existing Bond Indenture, as applicable, or such other agreement, as the case may be. Additionally, the cancellation of the Senior Secured Notes Indenture and the Existing Bond Indenture shall not impair the rights and duties under such agreements as between either the Senior Secured Note Trustee or the Existing Bond Trustee, on the one hand, and the beneficiaries of the trust created thereby, on the other.
          On the Effective Date, but not prior to the occurrence of the acts and events described in clauses (i) through (iii) of the immediately preceding paragraph of this Section 8.12 and the effectiveness of the First Priority Lien and the Second Priority Lien, except to the extent the Plan or Confirmation Order provides for a later date, all Liens, security interests, guaranty trusts and pledges securing the obligations arising under the Senior Secured Note Indenture and all obligations of the Debtor under the Senior Secured Note Indenture or the Existing Bond Indenture shall be terminated and released. Subject to the occurrence of the termination and release in the immediately preceding sentence, the filing of the Confirmation Order with any federal, state or local agency or department shall constitute good and sufficient evidence of, but will not be required to effect, the release and termination of such Liens, security interests, guaranty trusts and pledges.
          8.13. Surrender of Securities. Unless otherwise provided in this Plan, as a condition precedent to receiving any distribution under the Plan, each registered holder of a Senior Secured Note or Existing Bond (or other Instrument evidencing a Senior Secured Note Claim or an Existing Bond Claim) must surrender to the Reorganized Debtor or the Senior Secured Note Trustee or the Existing Bond Trustee, as applicable, all Instruments or other documents representing or evidencing such Claim, including the Senior Secured Notes or Existing Bonds. Any holder of a Claim that fails to (i) surrender such Instrument or (ii) execute and deliver to the Disbursing Agent an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtor by the later to occur of (a) the first anniversary of the Effective Date and (b) six (6) months following the date such holder’s Claim becomes an Allowed Claim, shall be deemed to have forfeited all rights and Claims with respect thereto, may not participate in any distribution under the Plan on account thereof, and all Cash, securities and other property owing with respect to such Allowed Claims shall be retained by the Reorganized Debtor and any New Notes or New Common Stock or Trust Interests owing with respect to such Allowed Claims shall be cancelled and of no further force or effect.

          Without limiting the generality of the foregoing, for purpose of the Shareholders’ Resolutions, all Existing Bond Claims in excess of $140,000,000 shall be deemed surrendered, capitalized and exchanged for New Series B Common Stock and New Series N Common Stock, collectively representing 43% of the equity voting rights and 78% of the equity financial rights in the Reorganized Debtor, on a fully diluted basis, and thereby cancelled and terminated for all legal purposes, without any need for any further action by the holders of Existing Bond Claims, DTC or the Existing Bond Trustee.
          8.14. Payment of Fees and Expenses of Senior Secured Note Trustee and Existing Bond Trustee. Notwithstanding any provision contained in the Plan to the contrary, the Reorganized Debtor shall pay, on the Effective Date, in Cash: (i) all reasonable unpaid Indenture Trustee Fees and Expenses, plus, (ii) with respect to the Senior Secured Note Trustee, the amount deducted by the Senior Secured Note Trustee prior to the Petition Date from the amount otherwise payable by the Senior Secured Note Trustee to the holders of the Secured Notes ($256,654.67). Such amounts shall be paid without any fee application by or on behalf of the Senior Secured Note Trustee, the Existing Bond Trustee or their respective counsel to the Bankruptcy Court. To the extent that Indenture Trustee Fees and Expenses are incurred for services related to distributions to be made pursuant to the Plan, or any services related to the closing of the transactions necessary as a condition precedent to the Effective Date of the Plan, the Reorganized Debtor shall promptly pay or reimburse the Senior Secured Note Trustee or Existing Bond Trustee, as applicable, reasonable compensation for such services, together with any out-of-pocket costs and expenses reasonably incurred in connection with performing such services.
          The Senior Secured Note Trustee and the Existing Bond Trustee shall provide to the Debtor and the Ad Hoc Committees invoices for all such Indenture Trustee Fees and Expenses, and if no objection as to the reasonableness of such fees and expenses is interposed by the Debtor or the Ad Hoc Committees, the Debtor shall pay such Indenture Trustee Fees and Expenses on the fifteenth (15th) day after receipt of such invoice by the Debtor and the Ad Hoc Committees; provided, however, to the extent an objection as to the reasonableness of any such invoice is interposed within the foregoing fifteen (15) day period, the Senior Secured Note Trustee and/or the Existing Bond Trustee, as applicable, will be entitled to receive payment for that portion of such Indenture Trustee Fees and Expenses for which there is no objection; the objecting party and the Senior Secured Note Trustee and/or the Existing Bond Trustee, as applicable, shall seek to resolve any such objection, and if such objection cannot be so resolved, then either the objecting party or the Senior Secured Note Trustee or Existing Bond Trustee, as applicable, shall be permitted to seek a ruling by the Bankruptcy Court as to the reasonableness of such fees and expenses and the Debtor shall pay the amount the Court determines.
          8.15. Manner of Payment. Except as specifically provided herein, at the option of the Debtor, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements. Such payments shall be made in U.S. currency, unless the applicable agreement provides otherwise.
          8.16. Prior Payment of Allowed Claims and Allowed Interests. Notwithstanding any other provision of the Plan, any Allowed Administrative Expense, Allowed Claim or Allowed Interest against the Debtor shall be reduced by the amount, if any, that was paid by the Debtor to a holder on account of such Allowed Administrative Expense, Claim or Interest prior to the Effective Date, including pursuant to Final Orders of the Bankruptcy Court. Nothing in the Plan shall preclude the Reorganized Debtor from satisfying Administrative Expenses, Claims or Interests that the Debtor was authorized to satisfy pursuant to any Final Order entered by the Bankruptcy Court prior to the Confirmation Date.
          8.17. No Fractional Shares. No fractional shares of New Common Stock or Trust Interests shall be distributed. For purposes of distribution, fractional shares of New Common Stock or Trust Interests of 1/2 or more shall be rounded up to the next whole number and of less than 1/2 shall be rounded down to the next whole number. The total number of shares of New Common Stock or Trust Interests to be issued pursuant to the Plan shall be adjusted as necessary to account for the rounding provided for in this Section. In the event that as a result of such rounding, a holder of a Claim or an Interest would receive no distribution pursuant to the Plan, such holder shall receive, on the Effective Date, Cash in an amount sufficient to purchase the fractional share of New Common Stock that such holder would have otherwise been entitled to receive but for the provisions set forth in this Section.
          No fractions of the New Notes shall be distributed under the Plan. The New Notes only shall be issued in denominations of $1,000.00 and multiples of $1,000.00. When any distribution pursuant to the Plan would result in the issuance of a New Note in an incremental principal amount of less than $1,000.00 to a holder of an Allowed Claim, the holder of such Allowed Claim shall have its distribution of New Notes rounded up to the nearest one thousand dollars ($1,000.00) if the fractional interest in the New Notes would have been greater than or equal to five hundred dollars ($500.00) and rounded down to the nearest one thousand dollars ($1,000.00) if the fractional interest in the New Notes would have been less than five hundred dollars ($500.00). The total number of New Notes to be issued pursuant to the Plan shall be adjusted as necessary to account for the rounding provided for in this Section. In the event that, as a result of such rounding, a holder of a Claim would receive no distribution pursuant to the Plan, such holder shall receive, on the Effective Date, Cash in an amount sufficient to purchase the fractional share of the New Notes that such holder would have otherwise been entitled to receive but for the provisions set forth in this Section.
          8.18. Special Provision Regarding Unimpaired Claims. Nothing herein shall affect the Debtor’s or the Reorganized Debtor’s rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims, except as otherwise provided in the Plan, the Confirmation Order, any other Order, including any Final Order, of the Bankruptcy Court, or any document or agreement entered into or assumed and enforceable pursuant to the terms of the Plan, including, without limitation, the Restructuring Agreement. For the avoidance of doubt, subject to occurrence of the Effective Date, the Debtor or the Reorganized Debtor, as applicable, shall not be entitled to assert any such rights or defenses against the claims listed on Exhibit D to the Restructuring Agreement.
          8.19. No Accrual of Postpetition Interest. In accordance with section 502(b)(2) of the Bankruptcy Code, except as otherwise explicitly provided in the Plan, the amount of all Claims against the Debtor shall be calculated as of September 8, 2005. Except as otherwise provided in the Plan or in a Final Order of the Bankruptcy Court, no holder of an Allowed Claim shall be entitled to the accrual of Postpetition Interest or the payment by the Debtor or the Reorganized Debtor for the accrual of Postpetition Interest on account of such Claim for any purpose; provided, however, that the Allowed Senior Secured Note Claim provided in Section 5.2(b) hereof represents the agreed amount of all unpaid principal and unpaid interest (including Postpetition Interest) through the applicable date set forth in Section 5.2(b) of the Plan; provided, further, that holders of Unimpaired Claims shall be entitled to Postpetition Interest (at the applicable non-default rate) to the extent required under any applicable agreement or by applicable non-bankruptcy law.
     8.20. Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution hereunder consists of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.
ARTICLE NINE
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
     9.1. Assumption. Except as otherwise provided in the Plan, the Confirmation Order, or in any contract, Instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, the Debtor shall be deemed to assume each executory contract or unexpired lease, to the extent executory, to which it is a party, including, without limitation, each of the Loral Settlement Agreements, the Concessions, the Concurso Plan and the Restructuring Agreement, that has not expired by its own terms before the Effective Date, unless such contract or lease (i) is set forth in the Plan Supplement as an executory contract or unexpired lease to be rejected, (ii) was previously assumed or rejected by the Debtor or (iii) is the subject of a motion to reject Filed on or before the Confirmation Date with the Bankruptcy Court upon which the Bankruptcy Court has not entered an Order. Nothing in the Plan or any document executed or delivered in connection with the Plan creates any obligation or liability on the part of the Debtor, the Reorganized Debtor or any other entity that is not currently liable for such obligation with respect to any executory contract or unexpired lease except as otherwise provided in the Plan. The Confirmation Order shall constitute an Order of the Bankruptcy Court under section 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date. Assumption of the Restructuring Agreement is solely to effectuate payments to be made thereunder including payments set forth in section 8 thereto; all parties thereto shall be deemed to have waived any and all other obligations or claims under the Restructuring Agreement as of the Effective Date.
     Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements, or franchises, and any other interests in real estate or rights in rem related to such premises, but excluding any agreement rejected pursuant to an Order of the Bankruptcy Court.

     9.2. Cure Payments. Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied by the Debtor under section 365(b)(1) of the Bankruptcy Code by payment of the default amount in Cash on the Effective Date (or as soon thereafter as practicable) or on such other terms as the parties to each such executory contract or unexpired lease otherwise agree. The amount of any such proposed cure payment shall be Filed in the Plan Supplement. If there is a dispute regarding (i) the nature or amount of any cure payment, (ii) the ability of the Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, then the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.
     9.3. Rejected Contracts and Leases. Except as otherwise provided herein, in the Plan Supplement or in any contract, Instrument, release, indenture or other agreement or document entered into in connection with this Plan, none of the executory contracts and unexpired leases to which the Debtor is party shall be rejected hereunder; provided, however, that the Debtor reserves the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which the Debtor is party, other than the Loral Settlement Agreements, the Concessions, the Concurso Plan and the Restructuring Agreement, which may not be rejected.
     9.4. Compensation and Benefit Plans and Treatment of Retirement Plans. Except and to the extent previously assumed by an Order of the Bankruptcy Court or applicable law, on or before the Confirmation Date, all employee compensation and Benefit Plans and collective bargaining agreements of the Debtor, if any, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into by the Debtor before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are assumed under Article 9 hereof, and the Debtor’s obligations under such programs shall survive Confirmation of the Plan and shall be assumed by the Reorganized Debtor, except for (i) executory contracts or Benefit Plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or Benefit Plans as have previously been rejected, are the subject of a Filed motion to reject, or have been specifically waived by the beneficiaries of any Benefit Plans or contracts; provided, however, that the Debtor’s obligations, if any, to pay all “retiree benefits” as defined in section 1114(a) of the Bankruptcy Code shall continue and shall be assumed by the Reorganized Debtor. The Debtor expressly affirms all statutory requirements relating to all employee compensation and Benefit Plans of the Debtor under applicable law and such requirements shall remain unaltered by the Plan.
ARTICLE TEN
EFFECT OF CONFIRMATION
     10.1. Revesting of Assets. On the Effective Date, the property of the Estate, together with any property of the Debtor that is property of the Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the Reorganized Debtor free and clear of all Claims, liens, charges, or other encumbrances and Interests except as provided in the Plan and

Confirmation Order. From and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court as if the Chapter 11 Case had not been filed in the first instance.
     Without limiting the generality of the foregoing, the Reorganized Debtor may, without application to or approval of the Bankruptcy Court, pay the fees and expenses of the Reorganized Debtor’s professionals and other professionals that are incurred after the Confirmation Date.
     10.2. Binding Effect. Subject to the occurrence of the Effective Date, on and after the Effective Date, the provisions of this Plan shall bind any holder of a Claim against or Interest in the Debtor and such holder’s respective successors and assigns wherever located, whether or not the Claim or Interest of such holder is Impaired under the Plan and whether or not such holder has accepted the Plan. This Plan shall also be binding on the Debtor and its respective successors and assigns, wherever located, including, without limitation, the Reorganized Debtor.
     10.3. Retention of Causes of Action. Except to the extent such rights, claims, causes of action, defenses, and counterclaims are expressly and specifically waived, released or abandoned in connection with the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b)(3)(B) of the Bankruptcy Code (i) any and all rights, claims, causes of action, suits, defenses, counterclaims and proceedings, whether in law or in equity, whether known or unknown, of or accruing to the Debtor or the Estate against any Person or entity, including, without limitation, actions under sections 510, 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, shall remain assets of and vest in the Reorganized Debtor (who may, in its sole discretion, decline to exercise any of the foregoing), whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such rights, claims, causes of action, defenses, and counterclaims have been listed or referred to in the Plan, or any other document Filed with the Bankruptcy Court and (ii) neither the Debtor nor the Reorganized Debtor waives, relinquishes, or abandons (nor shall they be estopped or otherwise precluded from asserting) any right, claim, cause of action, defense or counterclaim that constitutes property of the Estate. The foregoing retention and vesting of rights, claims, causes of action, suits, defenses, counterclaims and proceedings shall occur (i) whether or not such right, claim, cause of action, suit, defense, counterclaim or proceeding has been listed or referred to in the Plan, or any other document Filed with the Bankruptcy Court, (ii) whether or not such right, claim, cause of action, suit, defense, counterclaim or proceeding is currently known to the Debtor and (iii) whether or not a defendant in any litigation relating to such right, claim, cause of action, suit, defense, counterclaim or proceeding Filed with the Bankruptcy Court a proof of Claim in the Chapter 11 Case, Filed with the Bankruptcy Court a notice of appearance or any other pleading or notice in the Chapter 11 Case, voted for or against the Plan or received or retained any consideration under the Plan. Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, suit, defense, counterclaim or proceeding, or potential right, claim, cause of action, suit, defense, counterclaim or proceeding, in the Plan or any other document Filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release or alter the Reorganized Debtor’s right to commence, prosecute, defend against, settle and realize upon any rights, claims, causes of action, suits, defenses, counterclaims or proceedings that the Debtor or the Reorganized Debtor has, or may have, as of the Confirmation Date. The Reorganized Debtor may commence, prosecute, defend against, settle and realize upon any of the above rights, claims, causes of action, suits, defenses, counterclaims or proceedings, in its sole discretion, in accordance with what is in the best interests, and for the benefit, of the Reorganized Debtor as if the Chapter 11 Case had not been filed in the first instance.
     Notwithstanding the foregoing, the Debtor and Reorganized Debtor shall not File, commence, or pursue any claim, right or cause of action under sections 510, 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code; provided, however, that, notwithstanding any statute of limitations (including, without limitation, section 546 of the Bankruptcy Code), the Debtor and Reorganized Debtor shall have the right to assert or raise such causes of action (a) as defenses or counterclaims (up to the amount asserted in the Claims against the Debtor), and (b) in connection with the Claims objection process, in which case such causes of action can be raised as an objection to a Claim and not as defenses or counterclaims.
     Except for Claims and Interests Allowed pursuant to Article 11 hereof and as provided in Article 11, nothing contained in the Plan or the Confirmation Order shall be deemed a waiver or relinquishment of any rights, claims, causes of action, suits, defenses, counterclaims or proceedings that the Debtor or the Reorganized Debtor may have; provided that nothing in this Section 10.3 shall permit the Debtor or the Reorganized Debtor to challenge the Plan, the Confirmation Order or the Concurso Plan, or the terms thereof, in Mexico.
     10.4. Discharge of Debtor and Injunction. Except to the extent otherwise provided herein, all consideration distributed under the Plan shall be as a restructuring and not a refinancing, and in exchange for, and in complete satisfaction, release, discharge and settlement of all Administrative Expenses, Claims and Interests of any nature whatsoever, including any interest accrued on such Administrative Expense, Claim or Interest from and after the Petition Date through the Effective Date against the Debtor, the Debtor in Possession, or any of its assets or properties, or against the Estate or properties or interests in property. Except as otherwise provided in the Plan or the Confirmation Order, subject to the occurrence of the Effective Date, the Confirmation Order shall act as a discharge of all Administrative Expenses, Claims and Interests, including Administrative Expenses, Claims and Interests that arose before the Confirmation Date and all Debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, against, Liens on, and Interests in the Debtor, the Debtor’s assets, and its properties, arising at any time before the Confirmation Date, regardless of whether or not: (a) a proof of Claim or proof of Interest based on such Debt or Interest is Filed or deemed Filed with the Bankruptcy Court pursuant to section 501 of the Bankruptcy Code, (b) whether the Administrative Expense, Claim or Interest is Allowed or (c) the holder of an Administrative Expense, Claim or Interest based on such Debt or Interest has accepted the Plan or is entitled to receive a distribution thereunder. Upon the later to occur of entry of the Confirmation Order and occurrence of the Effective Date, any holder of such discharged Administrative Expense, Claim or Interest shall be precluded from asserting against the Debtor, the Reorganized Debtor, their successors or their assets or properties any other or future Administrative Expenses, Claims or

Interests based upon any document, Instrument, act or omission, transaction or other activity of any kind or nature that occurred before the entry of the Confirmation Order, except as provided in the Plan. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor, subject to the occurrence of the Effective Date.
     Except (i) as otherwise provided in the Plan or the Confirmation Order and (ii) with respect to all obligations under the Loral Settlement Agreements, and in addition to the injunction provided under sections 524(a) and 1141 of the Bankruptcy Code, on and after the Effective Date all entities who have held, currently hold or may hold a Debt, Claim against or Interest in the Debtor (whether directly or indirectly and whether as a beneficial holder of such discharged Debt, Claim or Interest or as a holder of record of such discharged Debt, Claim or Interest) which is restructured and discharged under the Plan, including without limitation, the Senior Secured Note Trustee, the Existing Bond Trustee, any holder’s broker, dealer, commercial bank, trust company or other nominee, and all other third parties are permanently enjoined, on and after the Effective Date, subject only to the occurrence of the Effective Date, from taking in any jurisdiction any of the following actions on account of any such discharged Debt, Claim or Interest: (i) commencing or continuing in any manner (including by directly or indirectly assisting or facilitating the commencement or continuation of) any action or other proceeding of any kind with respect to any such discharged Debt, Claim or Interest, against the Debtor, the Reorganized Debtor, or their respective properties, (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor on account of any such discharged Debt, Claim or Interest, (iii) creating, perfecting or enforcing any Lien or encumbrance of any kind against the Debtor, the Reorganized Debtor, or their respective properties or interests in their respective properties on account of any such discharged Debt, Claim or Interest, (iv) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due from the Debtor, the Reorganized Debtor, or against the property or interests in property of the Debtor or of the Reorganized Debtor on account of any such discharged Debt, Claim or Interest, (v) exchanging or otherwise transferring any Senior Secured Notes or Existing Bonds or Existing Preferred Stock or Existing Common Stock whether in accordance with the Senior Secured Note Indenture, the Existing Bond Indenture or otherwise, (vi) authenticating, delivering or facilitating the delivery of any certificate or other documents evidencing a holder’s interests in the Senior Secured Notes, Existing Bonds or Existing Preferred Stock or Existing Common Stock (as applicable) or interests in one or more of the Senior Secured Notes or Existing Bonds (as applicable), except in accordance with Article 8 of the Plan, and (vii) commencing, continuing or in any manner taking part or participating in any action, proceeding or event (whether directly or indirectly) that would be in contravention of the terms, conditions and intent of the Plan. The foregoing injunction extends to successors of the Debtor (including, without limitation, the Reorganized Debtor), and their respective properties and interests in property. Any entity injured by any willful violation of such injunction may recover actual damages, including costs and attorneys’ fees and, in appropriate circumstances, may recover punitive damages from the willful violator.
     By accepting distributions pursuant to this Plan, each holder of an Allowed Administrative Expense, Claim or Interest shall be deemed to have specifically consented to the injunctions set forth in this Section.

     10.5. Term of Injunctions or Stays. Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code or any Order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.
     10.6. Exculpation. The Debtor, the Reorganized Debtor, the Estate, the Committee (if any Committee shall have been appointed), the Ad Hoc Existing Bondholders’ Committee, the Ad Hoc Senior Secured Noteholders’ Committee, Loral, SS/L, Principia, Servicios, the Senior Secured Note Trustee, Citibank, N.A., as Collateral Trustee and Administrative Agent under the Senior Secured Collateral Trust Agreement, the Existing Bond Trustee and Thomas Heather, and their respective members, equity holders, affiliates, officers, directors, agents, financial advisors, independent accountants, attorneys, employees and representatives and their respective property shall have no liability to any holder of any Claim or Interest or any other Person for any act or omission in connection with, arising out of, or relating to, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Chapter 11 Case, the Concurso Proceeding, the Concurso Plan, the Plan or the property to be distributed under the Plan, whether for tort, contract, violations of federal, state or foreign securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising; provided, however, that nothing herein shall release any entity from any claims, obligations, rights, causes of action or liabilities arising out of such entity’s fraud, gross negligence, criminal liability or willful misconduct.
     Notwithstanding any other provision of this Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, professionals, affiliates, or representatives, and no successors or assigns of the foregoing, shall have any right of action against the Reorganized Debtor, the Estate, the Senior Secured Notes Trustee, Citibank, N.A., as Collateral Trustee and Administrative Agent under the Senior Secured Collateral Trust Agreement, the Existing Bonds Trustee, the Ad Hoc Senior Secured Noteholders’ Committee, the Ad Hoc Existing Bondholders’ Committee, Thomas Heather, any holder of Senior Secured Note Claims, any holder of Existing Bond Claims, any holder of Existing Common Stock Interests, any holder of Existing Preferred Stock Interests, or any of their agents or representatives, or any of their respective present or former members, officers, directors, employees, equity holders, partners, professionals, affiliates, or representatives or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Chapter 11 Case, the Concurso Proceeding, the Concurso Plan, the Plan or the property to be distributed under the Plan, whether for tort, contract, violations of federal, state or foreign securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising; provided, however, that nothing herein shall release any entity from any claims, obligations, rights, causes of action or liabilities arising out of such entity’s fraud, gross negligence, criminal liability or willful misconduct.
     The foregoing exculpation shall not, however, limit, abridge or otherwise affect the rights, if any, of the Reorganized Debtor to enforce, sue on, settle, or compromise the claims, rights or causes of action, suits or proceedings retained in the Plan.
     10.7. Survival of Indemnification and Contribution Claims. Notwithstanding anything to the contrary contained in the Plan, any obligations of the Debtor to indemnify and/or provide contribution to its directors, officers, agents, employees and representatives who served in such capacity on or prior to the Petition Date (which shall be deemed to include any director who resigned prior to the Petition Date but for whom a replacement has not been placed on the Debtor’s board of directors as of the Petition Date), pursuant to its by-laws, applicable statutes or contractual obligations, in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives, based on any act or omission related to the service with, for or on behalf of the Debtor prior to the Effective Date shall not be discharged or impaired by Confirmation or consummation of the Plan, and shall survive unaffected by the reorganization contemplated by the Plan.
     10.8. Releases.
     (a) Releases by Debtor. As of the Confirmation Date, but subject to occurrence of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtor, the Reorganized Debtor and any Person seeking to exercise the rights of the Debtor’s Estate, including, without limitation, any successor to the Debtor or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, shall be deemed to unconditionally forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever (other than for willful misconduct, criminal liability or gross negligence) in connection with or related to the Debtor, the Chapter 11 Case, the Concurso Proceeding, the Concurso Plan or the Plan (other than the rights of the Debtor and the Reorganized Debtor to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered or assumed thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Reorganized Debtor, the Chapter 11 Case, the Concurso Proceeding, the Concurso Plan or the Plan, and that may be asserted by or on behalf of the Debtor, the Estate or the Reorganized Debtor against (i) any of the directors, officers or employees of any of the Debtor or any of the Debtor’s non-Debtor subsidiaries serving during the pendency of the Chapter 11 Case (which shall be deemed to include any director who resigned prior to the Petition Date but for whom a replacement has not been placed on the Debtor’s board of directors as of the Petition Date), (ii) any Professional Persons of the Debtor, (iii) the members (but not in their individual capacities) of the Ad Hoc Committees; (iv) the respective financial and legal advisors of the Ad Hoc Committees; (v) the Existing Bond Trustee and the Senior Secured Note Trustee and their respective advisors; (vi) Citibank, N.A., as Collateral Trustee and Administrative Agent under the Senior Secured Collateral Trust

Agreement; (vii) Thomas Heather; (viii) the Loral Parties and (ix) Principia; provided, however, that nothing in this Section 10.8(a) shall be deemed to prohibit the Debtor or the Reorganized Debtor from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, causes of action or liabilities they may have against any employee (other than any director or officer) that is based upon an alleged breach of a confidentiality, non-compete or any other contractual or fiduciary obligation owed to the Debtor or the Reorganized Debtor; provided, further, however, that the foregoing shall not operate as a waiver or release from (i) any claims or causes of action arising out of the fraud, gross negligence, willful misconduct or criminal liability of any such person or (ii) any obligations contained in the Loral Settlement Agreements.
     (b) Releases by Holders of Claims and Interests. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, (i) each holder of a Claim (including an Existing Bond Claim or Senior Secured Note Claim), Existing Preferred Stock Interests and Existing Common Stock Interests that votes in favor of the Plan (or is deemed to accept the Plan), (ii) the Loral Parties, (iii) Principia and (iv) to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each holder of a Claim or Interest that does not vote to accept the Plan, shall be deemed to unconditionally forever release, waive and discharge (A) each present or former officer, director, employee, agent, financial advisor, attorney and representative (and their respective affiliates) of the Debtor who acted in such capacity on and after the Petition Date (which shall be deemed to include any director who resigned prior to the Petition Date but for whom a replacement has not been placed on the Debtor’s board of directors as of the Petition Date), (B) the members (but not in their individual capacities) of the Ad Hoc Committees, (C) the Existing Bond Trustee, (D) the Senior Secured Note Trustee, (E) Thomas Heather, and (F) Citibank, N.A., as Collateral Trustee and Administrative Agent under the Senior Secured Collateral Trust Agreement; (G) holders of Claims, (H) the Loral Parties and (I) Principia, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, parent corporations, subsidiaries, partners, affiliates and representatives from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtor, the Chapter 11 Case, the Concurso Proceeding, the Concurso Plan or the Plan (other than the rights of the Debtor and the Reorganized Debtor to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Reorganized Debtor, the Chapter 11 Case, or the Plan; provided that the foregoing shall not operate as a waiver or release from (i) any causes of action arising out of the fraud, gross negligence, willful misconduct or criminal liability of any such person or (ii) any obligations contained in the Loral Settlement Agreements or the Restructuring Agreement (but with respect to the payment of obligations only); provided, however, that no such release, waiver or discharge shall be effective with respect to any Person listed in clauses (A) through (I) above, unless such Person has granted, pursuant to this Plan, the Confirmation Order or otherwise, a valid and enforceable release, waiver and discharge described in this Section 10.8(b) to each of the applicable Persons in clauses (i) through (iv) above.
ARTICLE ELEVEN
PROCEDURES FOR TREATING DISPUTED CLAIMS
     11.1. Disputed Claims and Disputed Interests. Holders of Administrative Expenses, Claims and Interests need not file proofs of Claim with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan. On and after the Effective Date, except as otherwise provided herein, all Allowed Claims shall be paid in the ordinary course of business of the Reorganized Debtor. The Debtor shall make such distributions in accordance with the books and records of the Debtor as of the Confirmation Date. Except as otherwise provided herein, unless disputed by a holder of a Claim or Interest, the amount set forth in the books and records of the Debtor shall constitute the amount of the Allowed Claim or Allowed Interest of such holder.
     If the Debtor disputes any Claim or the holder of a Claim disputes the amount of a distribution made on account of such Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Chapter 11 Case had not been commenced and shall survive the Effective Date as if the Chapter 11 Case had not been commenced, provided, however, that the Debtor may elect, at its sole option, to object under section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a holder of a Claim. In addition, the Debtor (or the Reorganized Debtor, as applicable) may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor (or the Reorganized Debtor, as applicable) has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, such estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor (or the Reorganized Debtor, as applicable) may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims and Interests objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.
     11.2. No Distributions Pending Allowance. No payments or distributions shall be made with respect to the Disputed portion of an Administrative Expense, Claim or Interest unless and until all objections to such Disputed amount have been settled or withdrawn or have been determined by Final Order, and the Disputed Administrative Expense, Disputed Claim or Disputed Interest has become an Allowed Administrative Expense, Claim or Interest. Holders of Administrative Expenses, Claims or Interests shall be entitled to receive payment for the undisputed, Allowed portion of such Administrative Expense, Claim or Interest.

     11.3. Distribution on Disputed Administrative Expenses, Claims and Interests. Distributions on account of Disputed Administrative Expenses, Claims and Interests shall be made as those Disputed Administrative Expenses, Claims and Interests become Allowed Administrative Expenses, Claims and Interests, as applicable, by a Final Order, without payment of interest. Beginning on the date that is sixty (60) days after the Effective Date, and every sixty (60) days thereafter until all Disputed Administrative Expenses, Claims and Interests are resolved, the Disbursing Agent shall make a distribution of property (without any interest whatsoever) to each holder of a Disputed Administrative Expense, Claim or Interest whose Claim or Interest became an Allowed Administrative Expense, Claim or Interest in the preceding sixty (60) days, to the same extent as if such holder’s Administrative Expense, Claim or Interest had been Allowed on the Effective Date.
     The holder of a Disputed Claim who asserts a right of setoff shall retain such right, subject to any defenses of the Debtor or the Reorganized Debtor, until the earlier of the time when (i) such Disputed Claim becomes Allowed, in whole or in part or (ii) such claim is expunged or disallowed by entry of an order of the Bankruptcy Court.
ARTICLE TWELVE
CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE
     12.1. Conditions to Confirmation. The following are conditions precedent to the Bankruptcy Court’s entry of the Confirmation Order, each of which must be satisfied or waived in accordance with Section 12.3 hereof:
     (a) An Order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code shall have been entered by the Bankruptcy Court.
     (b) The proposed Confirmation Order will be in form and substance reasonably satisfactory to the Debtor and counsel for the Ad Hoc Committees and Loral.
     (c) Each of the documents submitted with, and the items set forth in, the Plan Supplement remain substantially in the form set forth in the Plan Supplement and are in form and substance reasonably acceptable to the Debtor, and (i) with respect to (1) the New Debt Documents, (2) the New Equity Documents, (3) the Enlaces Documents, (4) the Loral Usufructo Documents, and (5) the ROFO Agreement, to counsel for the Ad Hoc Committees and (ii) with respect to (1) the Loral Usufructo Documents, (2) the Collateral Documents as they relate to the Loral Usufructo and the Loral Grant, (3) the ROFO Agreement, (4) the Shareholders’ Resolutions, (5) the New By-Laws, (6) the Equity Trust Agreement, and (7) the Enlaces Documents, to counsel for Loral and/or Principia, as applicable.
     12.2. Conditions to Effective Date. The Effective Date of the Plan shall not occur unless and until each of the conditions set forth below has been satisfied or duly waived in accordance with Section 12.3 hereof.
     (a) Confirmation shall have occurred and the Confirmation Order shall have been entered by the Bankruptcy Court.

     (b) The Confirmation Order shall have become a Final Order.
     (c) Each of the documents submitted with, and the items set forth in, the Plan Supplement, shall have become executed substantially in the form approved under Section 12.1(c) of the Plan.
     (d) The ROFO Agreement shall have been executed by the parties thereto; the Loral Usufructo Documents shall have been executed by the parties thereto; and the Loral Grant shall have been filed for registration in the public registry of commerce of Mexico City.
     (e) The Enlaces Documents shall have been executed by the parties thereto; provided that to the extent any Enlaces Document has not been executed prior to the Effective Date because the relevant Enlaces Government Approval has not been obtained, the execution of such document shall not be a condition to the Effective Date, but such document shall be executed as soon as practicable after the receipt of the relevant Enlaces Government Approval. Notwithstanding anything to the contrary herein (including Sections 10.8(a) and 10.8(b)), Enlaces shall not be released or discharged of any Claim, if at all, until all Enlaces Documents are executed.
     (f) The Assumption Order shall have become a Final Order.
     (g) There shall not be in effect on the Effective Date any (i) Order entered by a U.S. court or (ii) any order, opinion, ruling or other decision entered by any other court or governmental entity or (iii) United States or other applicable law staying, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Plan.
     (h) No request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall remain pending.
     (i) The Government Approvals shall have been duly obtained, made or given and shall be in full force and effect, except where the failure to obtain such Government Approval would not have a material adverse effect on the Debtor, the First Priority Senior Secured Notes, the Second Priority Senior Secured Notes, the New Common Stock, the Global Trust Certificate, the Trust Interests or consummation of the Plan.
     (j) The First Priority Senior Secured Note Indenture shall have been executed by the parties thereto and the First Priority Senior Secured Notes shall have been issued pursuant to the terms and conditions of the Plan and the terms and conditions set forth in the First Priority Senior Secured Note Indenture.
     (k) The Second Priority Senior Secured Note Indenture shall have been executed by the parties thereto, the Bondholder Registration Rights Agreement shall have been executed by the parties thereto and the Second Priority Senior Secured Notes shall have been issued pursuant to the terms and conditions of the Plan and the terms and conditions set forth in the Second Priority Senior Secured Note Indenture.

     (l) The Collateral Documents shall have been executed by the parties thereto, delivered by the parties thereto and filed with the appropriate governmental offices and registries.
     (m) The Intercreditor Agreement shall have been executed by the parties thereto and filed with the appropriate governmental offices.
     (n) (1) The New Common Stock shall have been issued in accordance with Section 7.5 hereof, (2) the Global Trust Certificate shall have been issued and deposited with the Clearing Agency and (3) the Trust Interests shall have been issued.
     (o) The Equity Trust Agreement shall have been executed by the parties thereto and any agreement governing the New Common Stock to be issued to the Mexican Government shall have been executed by the parties thereto.
     (p) The First Priority Senior Secured Notes and the Second Priority Senior Secured Notes shall have been qualified under the Trust Indenture Act.
     (q) The Equity Trust Registration Rights Agreement shall have been executed by the parties thereto.
     (r) The Shareholders’ Resolutions shall have been executed by the requisite holders of the Existing Preferred Stock and Existing Common Stock and shall be in full force and effect.
     (s) The Effective Date Legal Opinions shall have been issued.
     (t) The SCT and/or any other governmental authority shall have been notified of the First Priority Mortgage and the Second Priority Mortgage as required by applicable Mexican law.
     (u) To the extent not obtained, the Debtor will endeavor to obtain the Enlaces Government Approvals prior to the Effective Date, or as soon thereafter as is practicable.
     (v) The Menoscabo, and all rights of the Mexican Government thereunder, shall have become extinguished or shall have been terminated, and consequently any and all obligations of Loral Space & Communications Ltd. and Principia thereunder shall have been extinguished, pursuant to Servicios’ concurso proceeding, whether as a result of a convenio concursal or a final quiebra judgment.
     (w) To the extent the First Priority Senior Secured Notes and the Second Priority Senior Secured Notes are issued (a) before January 1, 2007, the First Priority Senior Secured Notes and the Second Priority Senior Secured Notes shall be recorded in the Special Section of the National Registry of Securities of Mexico, or (b) after January 1, 2007, the Debtor shall comply with the registration or similar requirements in effect as of that date under the Mexican Income Tax Act to qualify for a preferential withholding rate.

          (x) All other actions, documents, and agreements necessary or required to be effected or executed on or before the Effective Date as set forth in the Plan shall have been effected or executed as set forth in the Plan.
          12.3. Waiver of Conditions. Each of the conditions set forth in Sections 12.1 and 12.2 above may be waived in whole or in part by the Debtor except that (A) the conditions set forth in Sections 12.1(a) and 12.2(a) may not be waived, (B) the conditions set forth in Sections 12.1(b) and (c) and 12.2(b), (c), (d), (e), (f), (g), (h), (i), (n)(1), (o), (r), (u), (v) and (x) may only be waived with the consent of counsel for the Ad Hoc Committees and Loral and (C) the conditions set forth in Sections 12.2 (j), (k), (l), (m), (n)(2), (n)(3), (p), (q), (s), (t) and (w) may only be waived with the consent of counsel for the Ad Hoc Committees, but otherwise without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtor or any other party with waiver rights regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtor or any party with waiver rights). The failure of the Debtor or any party with waiver rights pursuant to this Section to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.
          12.4. Effects of Failure of Conditions. If the conditions to occurrence of the Effective Date have not been satisfied or waived in accordance with Section 12.3 above on or before the first Business Day that is more than sixty (60) days after the Confirmation Date, unless such date is extended (i) as agreed upon by the Debtor and counsel to Ad Hoc Committees and, if such proposed date is more than five (5) months after the Confirmation Date, by counsel to Loral or (ii) pursuant to Bankruptcy Court Order after notice and a hearing, then on motion by the Debtor made prior to the time that all of the conditions have been satisfied or waived, (w) the Confirmation Order shall be vacated and of no force and effect; provided, however, that all provisions in the Confirmation Order extending the time period during which the Debtor has the exclusive right to file a plan pursuant to section 1121(b) of the Bankruptcy Code or that explicitly survive vacatur of such order, shall remain in full force and effect and shall be valid and enforceable notwithstanding a vacatur of the Confirmation Order, (x) no distributions under the Plan shall be made, (y) the Debtor and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (z) the Debtor’s obligations with respect to Claims and Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver, release or modification of any Claims or Interests by or against the Debtor or any other Person or to prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor. If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other person; (2) prejudice in any manner the rights of the Debtor; or (3) constitute an admission, acknowledgement, offer or undertaking by the Debtor or any other person in any respect.

ARTICLE THIRTEEN
RETENTION OF JURISDICTION
          Except as otherwise provided herein, under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, without limitation, jurisdiction to:
          (a) Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense and the resolution of any objections to the allowance or priority of Claims or Interests;
          (b) Hear and construe and take any action to execute and enforce the Plan, the Confirmation Order, or any other Order, including a Final Order, of the Bankruptcy Court, to issue such Orders as may be necessary for the implementation, execution, performance, and consummation of the Plan, Plan Documents and all other contracts, Instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order, and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Chapter 11 Case on or before the Effective Date;
          (c) Rule on any and all Professional Fee Claims for periods during the Chapter 11 Case under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code up to and including the Effective Date; provided, however, that the payment of the fees and expenses of any retained Professional Persons of the Reorganized Debtor, incurred on and after the Effective Date, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;
          (d) Hear and resolve any dispute arising in connection with the consummation, implementation, enforcement or interpretation of the Plan, or the Plan Documents (including, without limitation, the Loral Usufructo Documents), including disputes arising under or relating to the Disclosure Statement and any agreements, documents, releases or other instruments created or executed in connection with the Plan or the Confirmation Order;
          (e) Resolve all applications, adversary proceedings, contested matters, and other litigated matters arising out of, under, or related to, the Chapter 11 Case;
          (f) Hear and determine such other matters and to perform other functions as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;
          (g) Modify the Plan under section 1127 of the Bankruptcy Code to remedy any apparent nonmaterial defect or omission in the Plan, or to reconcile any nonmaterial inconsistency in the Plan so as to carry out its intent and purposes;

          (h) Issue injunctions, enter and implement other Orders, or take such other actions or make such other Orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any entity, wherever located;
          (i) Issue such Orders in aid of execution, implementation or consummation of the Plan or the Plan Documents and the Confirmation Order, notwithstanding any otherwise applicable non-bankruptcy law, with respect to any entity, to the full extent authorized by the Bankruptcy Code;
          (j) Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;
          (k) Enter and implement such Orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated, or distributions pursuant to the Plan are enjoined or stayed;
          (l) Enforce all Orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;
          (m) Recover all assets of the Debtor and property of the Debtor’s Estate, wherever located;
          (n) Hear and determine matters concerning any taxes arising under any law in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
          (o) Hear and determine all disputes involving the existence, nature, or scope of the Debtor’s discharge;
          (p) Effectuate performance of and payments under the provisions of the Plan and the Plan Documents;
          (q) Consider and rule on the compromise and settlement of any Claim against or cause of action on behalf of the Debtor or its Estate;
          (r) Ensure that distributions to and on behalf of holders of Allowed Administrative Expenses, Claims and Interests are accomplished as provided herein;
          (s) Compel the conveyance of property and other performance contemplated under the Plan and documents executed in connection herewith;
          (t) Enforce remedies upon any default under the Plan;
          (u) Hear any other matter not inconsistent with the Bankruptcy Code; and
          (v) Enter a final decree closing the Chapter 11 Case.

          Notwithstanding the above, the Mexican Government, principally through the SCT shall, consistent with Mexican law, continue to exercise its regulatory authority over the Debtor, the Concessions and the rendering of the public service of satellite communications in Mexico.
ARTICLE FOURTEEN
MISCELLANEOUS PROVISIONS
          14.1. Successors and Assigns. The rights, benefits and obligations of any entity named or referred to in the Plan are binding on, and shall inure upon, any permitted heirs, executors, administrators, successors or assigns of such entity.
          14.2. Amendment and Modification.
          (a) The Plan Documents may be amended or modified before the Confirmation Date by the Debtor to the extent permitted by section 1127 of the Bankruptcy Code and subject to the rights of the parties set forth in the Restructuring Agreement; provided, however that, the Plan (excluding any document contained in the Plan Supplement) may not be modified without the consent of counsel to the Ad Hoc Committees and counsel to Loral, except as provided herein. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Debtor may, with the consent of counsel to the Ad Hoc Committees and counsel to Loral, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan Documents or the Confirmation Order, and to accomplish such matters as may be necessary or appropriate to carry out the purposes and effects of the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or Order of the Bankruptcy Court.
          (b) The Debtor reserves the right to modify or amend the Plan upon a determination by the Bankruptcy Court that the Plan is not confirmable pursuant to section 1129 of the Bankruptcy Code. To the extent permissible under section 1127 of the Bankruptcy Code without the need to resolicit acceptances, the Debtor, with the consent of counsel to the Ad Hoc Committees, reserves the right to sever any provisions of the Plan that the Bankruptcy Court finds objectionable; provided, however, that the consent of counsel to Loral shall also be required to the extent counsel to Loral reasonably determines that the severance of any such provision adversely affects the rights of Loral or its Affiliates under the Plan.
          (c) The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date with the consent of counsel to the Ad Hoc Committees and Loral. If the Debtor revokes or withdraws the Plan, or if Confirmation does not occur, then the Plan and all Plan Documents shall be null and void, and nothing contained in the Plan or the Plan Documents shall (i) constitute a waiver, modification or release of any claims by the Debtor or any rights of the Debtor against any entity, any Claims against, or any Interests in, the Debtor or any of the terms and provisions of the Restructuring Agreement, except as provided therein, (ii) prejudice in any manner the rights of the Debtor or any other entity in any further proceedings or (iii) constitute an admission of any sort by the Debtor or any other entity.

          14.3. Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of New York shall govern the construction and implementation of the Plan and any agreements, documents, and Instruments executed in connection with the Plan (including the Registration Rights Agreements), except as otherwise provided for in such agreements, documents and Instruments and (ii) the laws of Mexico shall govern corporate governance matters and the Corporate Documents with respect to the Debtor and/or the Reorganized Debtor, in either case without giving effect to the principles of conflicts of law thereof which would require the application of the law of another jurisdiction.
          14.4. Section 1125(e) of the Bankruptcy Code. As of the Effective Date, the Debtor shall be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtor, the Ad Hoc Existing Bondholders’ Committee and the Ad Hoc Senior Secured Noteholders’ Committee, the Mexican Government, Principia, and Loral (and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under this Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of this Plan or the offer and issuance of securities under this Plan.
          14.5. Dissolution of Committee. On the Effective Date, the Committee (if one was appointed) shall dissolve and the members of the Committee shall be released and discharged from all authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Case, except with respect to any pending Professional Fee Claims and any appeal of any Order to which the Committee is a party.
          14.6. No Admissions. Notwithstanding anything herein to the contrary, nothing contained in the Plan, any Plan Document or any other document executed in connection herewith shall be deemed an admission by the Debtor with respect to any matter set forth herein including, without limitation, liability on any Claim.
          14.7. Severability of Plan Provisions. If, prior to entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtor and the Ad Hoc Committees (and Loral, to the extent counsel to Loral reasonably determines that the severance of any such provision adversely affects the rights of Loral or its Affiliates under the Plan), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

          14.8. Notices. Any notice, request, or demand required or permitted to be made or provided to or on the Debtor or the Reorganized Debtor under the Plan shall be (i) in writing, (ii) served by (A) certified mail, return receipt requested, (B) hand delivery, (C) overnight courier service or (D) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, if to the Debtor, at the address set forth below:
Satélites Mexicanos, S.A. de C.V.
Rodolfo Gaona #86
Col. Lomas de Sotelo
México D.F., 11200, México
Telephone:       (52) (55) 2629-5808
Facsimile:       (52) (55) 2629-5895
Attention:       General Counsel
with a copy to the Debtor’s counsel, at the address set forth below:
Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
Telephone:       (212) 530-5000
Facsimile:       (212) 530-5219
Attention:       Luc A. Despins, Esq.
                     Matthew S. Barr, Esq.
                     Jessica L. Fink, Esq.
if to Principia, at the address set forth below:
Principia, S.A. de C.V.
Rodolfo Gaona 86-F
Col. Lomas de Sotelo
México D.F., 11200, México
Telephone:       (52) (55) 2629-5889
Facsimile:       (52) (55) 2629-5848
Attention:      Sergio Miguel Angel Autrey Maza
if to Loral, at the address set forth below:
Loral Skynet Corporation and Loral SatMex Ltd.
600 Third Avenue
New York, NY 10016
Telephone:       (212) 697-1105
Facsimile:       (212) 338-5320
Attention:       General Counsel

if to Thomas Heather, at the address set forth below:
Thomas S. Heather
c/o White & Case, S.C.
Torre del Bosque — PH
Blvd. Manuel Avila Camacho # 24
Col. Lomas de Chapultepec
México, D.F., 11000, México
Telephone:      (52) (55) 5540-9600
Fax:                 (52) (55) 5540-9699
if to the Ad Hoc Senior Secured Noteholders’ Committee, at the address set forth below:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Telephone:       (617) 526-6000
Facsimile:       (617) 526-5000
Attention:       Dennis Jenkins, Esq.
                     George W. Shuster, Jr., Esq.
if to the Ad Hoc Existing Bondholders’ Committee, at the address set forth below:
Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, NY 10022
Telephone:       (212) 872-1000
Facsimile:       (212) 872-1002
Attention:       Michael S. Stamer, Esq.
                     Steven Scheinman, Esq.
                     Shuba Satyaprasad, Esq.
          14.9. Plan Supplements. Any and all exhibits, supplements, lists or schedules referred to herein but not filed with the Plan shall be filed as a Plan Supplement no later than ten (10) days before the Voting Deadline. Thereafter, any Person may examine the Plan Supplement in the office of the clerk of the Bankruptcy Court or by accessing www.nysb.uscourts.gov, the official website for the Court. Holders of Claims and Interests may obtain a copy of the Plan Supplement on written request to the Debtor.
          14.10. Substantial Consummation. Substantial consummation of the Plan under section 1101(2) of the Bankruptcy Code shall be deemed to occur on the Effective Date and not prior to such time.
          14.11. Inconsistencies. In the event that the terms or provisions of the Plan are inconsistent with the terms and provisions of any document executed in connection with the Plan or any other Plan Documents Filed with the Bankruptcy Court in connection with the Plan, the terms of the Plan shall control.
          The Debtor requests Confirmation of the Plan under section 1129 of the Bankruptcy Code.

SATÉLITES	MEXICANOS, S.A. DE C.V.

By:	/s/ Carmen Ochoa Avendaño
Name: Carmen Ochoa Avendaño
Title: Chief Legal Officer

SCHEDULE 1
MEXICAN COUNSEL EFFECTIVE DATE LEGAL OPINIONS
1.	The corporate existence of Satélites Mexicanos, S.A. de C.V. (“Satmex”) and each guarantor under the First Priority Senior Secured Note Indenture and the Second Priority Senior Secured Note Indenture (the “Guarantors”);

2.	Authorization / no further consents (government, third party or board / shareholder) with respect to each document executed by Satmex and/or the Guarantors;

3.	Enforceability as to Satmex and each Guarantor with respect to each Mexican document executed by Satmex and/or the Guarantors related to the First Priority Senior Secured Notes and/or the Second Priority Senior Secured Notes and/or the Equity Trust;

4.	Compliance with all applicable Mexican laws and regulations with respect to each Mexican document executed by Satmex and/or the Guarantors related to the First Priority Senior Secured Notes and/or the Second Priority Senior Secured Notes;

5.	Creation, perfection and priority of the First Priority Mortgage and the Second Priority Mortgage;

6.	No violation of orders / judgments with respect to Satmex and each Guarantor;

7.	Enforcement in Mexico of consent to service, choice of law, jurisdiction and venue provisions of documents executed by Satmex with respect to Satmex and each Guarantor; and

8.	No transaction, stamp or similar tax, levy, impost, deduction, charge or withholding imposed by Mexico by virtue of execution or delivery of the documents constituting the Effective Date transactions including, without limitation, the issuance of the First Priority Senior Secured Notes and the Second Priority Senior Secured Notes.
These opinions will be subject to customary assumptions and qualifications.